UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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INSIGHT ENTERPRISES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INSIGHT ENTERPRISES, INC.

6820 South Harl Avenue

Tempe, Arizona 85283

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

May 16, 2012

TO OUR STOCKHOLDERS:

You are cordially invited to attend the Insight Enterprises, Inc. 2012 annual meeting of stockholders on Wednesday, May 16, 2012, at 11:00 a.m. Mountain Standard Time, at our client support center, 910 West Carver Road, Suite 110, Tempe, Arizona 85284, for the following purposes:

(1)	To elect three Class III directors to serve until the 2015 annual meeting of stockholders or until their respective successors have been duly elected and qualified;

(2)	To hold an advisory vote to approve named executive officer compensation;

(3)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012; and

(4)	To transact such other business as may properly come before the annual meeting or any adjournment of the meeting.

These items are more fully described in the enclosed proxy statement.

Each outstanding share of our common stock entitles the holder of record at the close of business on March 23, 2012 to receive notice of and to vote at the annual meeting or any adjournment or postponement of the meeting. Shares of common stock can be voted at the annual meeting only if the holder is present in person or by valid proxy. A copy of our annual report on Form 10-K is enclosed.

By Order of the Board of Directors,

/s/ Steven R. Andrews

Tempe, Arizona	Steven R. Andrews
April 11, 2012	General Counsel and Secretary

YOU MAY VOTE YOUR SHARES BY TELEPHONE, VIA THE INTERNET OR BY MAIL BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD. IF YOU VOTE BY TELEPHONE OR VIA THE INTERNET, YOU SHOULD NOT RETURN YOUR PROXY CARD. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE SIGN, DATE AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE YOUR SHARES ARE VOTED AT THE MEETING BY SUBMITTING WRITTEN NOTICE OF REVOCATION TO THE CORPORATE SECRETARY OF INSIGHT ENTERPRISES, INC. OR BY SUBMITTING ANOTHER TIMELY PROXY BY TELEPHONE, INTERNET OR MAIL. IF YOU ARE PRESENT AT THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON, AND THE PROXY WILL NOT BE USED. IF YOU HOLD SHARES THROUGH A BROKER OR OTHER CUSTODIAN, PLEASE CHECK THE VOTING INSTRUCTIONS USED BY THAT BROKER OR CUSTODIAN.

INSIGHT ENTERPRISES, INC.

6820 South Harl Avenue

Tempe, Arizona 85283

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

May 16, 2012

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Insight Enterprises, Inc. Your vote is very important. For this reason, the Board of Directors is requesting that you allow your common stock to be represented at the annual meeting by the persons named as proxies on the enclosed proxy card. This proxy statement is being sent to you in connection with this request and has been prepared for the Board of Directors by our management. The terms “we,” “our,” “Insight” and “Company” refer to Insight Enterprises, Inc. and its subsidiaries. This proxy statement is first being sent to our stockholders on or about April 11, 2012.

GENERAL INFORMATION

Who can vote?	You are entitled to vote your common stock if our records show that you held your shares as of March 23,
2012, the record date for our meeting. At the close of business on that date, 44,407,707 shares of common stock were outstanding and entitled to vote. Each share of common stock has one vote. The enclosed proxy card shows the number of shares that you are entitled to vote. Your individual vote is confidential.
We use our transfer agent to tabulate votes, but we will not disclose your vote to others.

How do I vote?	If your common stock is held by a broker, bank or other nominee (i.e., in street name), you will receive instructions from the registered holder that you must follow in order to have your shares voted. If you hold your shares in your own name (i.e., as a holder of record), you may vote your shares by mail, by telephone or over the Internet. To vote by mail you may instruct the persons named as proxies how to vote your shares by signing, dating and mailing the proxy card in the envelope provided. You may vote by telephone or Internet 24 hours a day, 7 days a week until 12:00 p.m. (CT) on May 15, 2012. The enclosed proxy card contains instructions for telephone and Internet voting. You may also come to the meeting and vote your shares in person.

How may I revoke my proxy instructions?

You may revoke your proxy instructions by any of the following procedures:

1.      Send us another signed proxy with a later date;

2.      Send a letter to our Corporate Secretary, at 6820 South Harl Avenue, Tempe, Arizona 85283, revoking your proxy before your common stock has been voted by the persons named as proxies at the meeting; or

3.      Attend the annual meeting and vote your shares in person.

How are votes counted?	The annual meeting will be held if a majority of our outstanding shares entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting.

Shares of common stock represented by properly executed proxy cards received by the Company in time for the meeting will be voted in accordance with the instructions in the proxies. If you return a signed proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board of Directors, as follows:

•    Proposal No. 1 – “FOR” the election of all Class III director nominees

•    Proposal No. 2 – “FOR” the advisory vote to approve named executive officer compensation

•    Proposal No. 3 – “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm

We are not aware of any other matters to be presented at the annual meeting except for those described in this proxy statement. However, if any other matters not described in this proxy statement are properly presented at the meeting, the persons named as proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, your shares may be voted by the persons named as proxies on the new meeting date as well, unless you have revoked your proxy instructions prior to that time.

A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting but are not counted for the purpose of determining the number of shares entitled to vote on any proposal in respect of which the broker or other nominee lacks discretionary authority. Broker non-votes are not considered to be shares entitled to vote and will not be considered in determining the number of votes necessary for approval and will have no affect on the outcome of any vote at the meeting to which the broker or other nominee lacks discretionary authority.

May I attend the annual meeting?	If you are a holder of record, you may attend the annual meeting. If you plan to attend the annual meeting, please indicate this when you return your proxy. If you are a beneficial owner of common stock held by a broker or bank, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a broker or bank showing your current ownership and ownership of our shares on the record date are examples of proof of ownership. If you want to vote in person shares you hold in street name, you will have to get a proxy in your name from the registered holder before the annual meeting.

What vote is required?

With respect to Proposal No. 1 (Election of Directors), each of the three nominees for director will be elected upon the affirmative vote of the majority of votes cast with respect to the director’s election, which means the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. Any incumbent director nominee who is not elected by a majority of votes cast shall offer to tender his or her resignation to the Board, and the Nominating and Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In such a situation, the Board will act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind its decision within 90 days from the date of the certification of the election results. In the event of a contested election, director nominees who receive the most votes will be elected.

Proposal No. 2 (Advisory Vote to Approve Named Executive Officer Compensation) and Proposal No. 3 (Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm) will be adopted upon the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote on such proposal, present in person or represented by proxy at the annual meeting.

With the exception of Proposal No. 1, in determining whether each of these proposals has received the requisite number of affirmative votes, abstentions will have the same effect as a vote cast against the proposal. Abstentions will have no effect on Proposal No. 1.

Broker non-votes shall not be treated as votes cast and will have no effect on Proposal No. 1 and Proposal No. 2.

Who pays the cost of this proxy solicitation?	We will pay the cost of this proxy solicitation. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy material to their principals and obtaining their proxies. We will solicit proxies by mail, except for any incidental personal solicitation made by our directors, officers and employees, for which they will not be paid. We have retained Georgeson Inc. to assist us in the distribution and solicitation of proxies. We estimate that we will pay Georgeson Inc. approximately $12,500, plus reimbursement of out-of-pocket expenses, for its services.

Who should I call if I have questions?	If you have questions about the annual meeting or voting, please call our Corporate Secretary, Steven R. Andrews, at (480) 333-3000.

How may I receive a copy of Insight’s annual report on Form 10-K?

A copy of our annual report on Form 10-K for the year ended December 31, 2011 is enclosed. Company stockholders who share an address may receive only one copy of this proxy statement and the 2011 annual report on Form 10-K from their bank, broker or other nominee, unless contrary instructions are received. We will deliver promptly a separate copy of this proxy statement and the 2011 annual report to any stockholder who resides at a shared address and to which a single copy of the documents was delivered, if the shareholder makes a request by contacting our Corporate Secretary at 6820 South Harl Avenue, Tempe, Arizona 85283, telephone (480) 333-3000. Stockholders sharing an address who are receiving multiple copies of this proxy statement and the 2011 annual report and who wish to receive a single copy in the future will need to contact their bank, broker or other nominee.

Insight will mail without charge, upon written request, another copy of our annual report on Form 10-K for the year ended December 31, 2011, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be addressed to our Corporate Secretary at 6820 South Harl Avenue, Tempe, Arizona 85283. Our annual report on Form 10-K is also available at www.insight.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

There are three nominees for re-election to our Board this year: Timothy A. Crown; Anthony A. Ibargüen; and Kathleen S. Pushor. All are Class III directors. Messrs. Crown and Ibargüen and Ms. Pushor have served as directors since 1994, 2008 and 2005, respectively. Messrs. Crown and Ibargüen and Ms. Pushor each qualify as an “independent director” as defined in NASDAQ Listing Rule 5605(a)(2). Unless otherwise instructed, the proxy holders will vote for the election of Messrs. Crown and Ibargüen and Ms. Pushor.

Each of the nominees was nominated by the Nominating and Governance Committee and has agreed to be named in this proxy statement and serve if elected, and we know of no reason why any of the nominees would not be able to serve. However, if any nominee is unable or declines to serve as a director, or if a vacancy occurs before the election (which events are not anticipated), the proxy holders will vote for the election of such other person or persons nominated by the Board.

Information concerning each director nominee is set forth below, along with information about other members of our Board and about our executive officers.

Vote Required

To be elected, a director nominee must receive the affirmative vote of the majority of votes cast, meaning that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. Abstentions and broker non-votes will have no effect on Proposal No. 1.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR ELECTION OF THE NOMINEES

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

Our Board currently consists of nine persons, divided into three classes serving staggered terms of three years. The terms of the Class III directors will expire at the 2012 annual meeting (if re-elected, their new terms will expire at the 2015 annual meeting). Timothy A. Crown, Anthony A. Ibargüen and Kathleen S. Pushor are standing for re-election at the 2012 annual meeting. However, proxies may not be voted for a greater number of persons than three (the number of nominees named). The terms of the Class I and Class II directors will expire at the 2013 and 2014 annual meetings, respectively.

Directors

The names of our directors and information about them, including their specific qualifications, are set forth below.

Timothy A. Crown (Age 48) • Chair of the Board • Class III Director • Chair of the Executive Committee

Mr. Crown has been a director since 1994 and assumed the position of Chair of the Board in November 2004. Mr. Crown has been a non-employee director since 2004. Mr. Crown, a co-founder of the Company, stepped down from the position of President and Chief Executive Officer in November 2004, positions he had held since January 2000 and October 2003, respectively. Mr. Crown is also an officer and director of various private companies, including companies in which he has made investments.

The Board believes Mr. Crown’s experience as a co-founder of the Company gives him a unique perspective on the Company’s opportunities, operations and challenges, and on the industry in which we operate. Mr. Crown’s experience in co-founding over 20 companies in the public, private and not-for-profit sectors also brings to the Company a focus on innovation and managing growth in rapidly changing environments.

Kenneth T. Lamneck (Age 57) • President and Chief Executive Officer • Class II Director • Member of the Executive Committee

Mr. Lamneck was appointed President and Chief Executive Officer of Insight effective January 1, 2010. From 2004 through 2009, Mr. Lamneck served as President, the Americas, at Tech Data Corporation, a wholesale distributor of technology products, where he led operations in the United States, Canada and Latin America. From 1996 to 2003, he held various executive management positions at Arrow Electronics, including President of Arrow/Richey Electronics and President of Arrow’s Industrial Computer Products business.

Mr. Lamneck’s knowledge of our business, based on over 20 years of industry experience and his extensive management experience, make him a valuable contributor to the Board. In addition, as our President and Chief Executive Officer, the Board believes it is appropriate for him to be a member of the Board.

Richard E. Allen (Age 55) • Class I Director • Member of the Audit and Compensation Committees

Richard E. Allen was appointed a director effective January 19, 2012 and is one of the Audit Committee’s designated financial experts. Mr. Allen served as Executive Vice President, Finance and Administration of J.D. Edwards & Company, a cross-industry ERP software solutions company, from 1985 to 2004 and served as a member of its board from 1992 to 2004. Mr. Allen is currently a member of the board of directors of Quantros, Inc., a privately-held cloud-based healthcare software solutions provider, where he also serves as chair of the audit committee. Prior to each company being acquired, he also served on the board of directors of RightNow Technologies, Inc. (“RNOW”), a publicly-held cloud-based CRM business to consumer solutions provider, from 2004 until January 2012, and HireRight, Inc. (“HIRE”), a publicly-held provider of comprehensive employee background checks, from 2007 to 2009. He was the chair of the audit committee and a member of the compensation committee at both RNOW and HIRE. He previously served on the board of four other public and private companies. Mr. Allen began his business career as a certified public accountant with Coopers & Lybrand in the audit division, where he last served as a Senior Auditor.

The Board believes that Mr. Allen’s over 30 years of finance, accounting, business operations and board experience, including his experience with cloud-based businesses, brings financial and industry expertise to our Board.

Bennett Dorrance (Age 66) • Class I Director • Member of the Compensation and Nominating and Governance Committees

Mr. Dorrance has been a director since 2004. Mr. Dorrance has been a Managing Director of DMB Associates, Inc., a real estate service company based in Scottsdale, Arizona, since 1984. Mr. Dorrance has served on the board of directors of Campbell Soup Company since 1989.

The Board believes that Mr. Dorrance’s experience in real estate development and finance, and his experience as a director of a public international consumer products company, provide him with extensive knowledge of finance, capital markets, international business issues and corporate governance.

Michael M. Fisher (Age 66) • Class I Director • Chair of the Audit Committee • Member of the Nominating and Governance and Executive Committees

Mr. Fisher has been a director since 2001 and is one of the Audit Committee’s designated financial experts. Mr. Fisher served as President of Power Quality Engineering, Inc., a manufacturer of specialty filters, from 1995 to 2007. Since 2007, Mr. Fisher has also served as a Director of Open Tech Alliance, Inc., a private company engaged in the development of kiosks for the self-storage industry. Before joining Power Quality Engineering, Mr. Fisher was employed for 10 years with Computer Associates International, Inc., a publicly-held computer software vendor, where he had oversight responsibility for a number of the company’s foreign subsidiaries. Mr. Fisher began his business career as a certified public accountant with Arthur Andersen in the audit division, where he last served as a Senior Audit Manager.

The Board believes that Mr. Fisher’s experience as president of a specialty manufacturing company, as well as his earlier extensive global experience with Computer Associates, Inc. and his public accounting experience, brings to our Board his broad financial, managerial, operational and international expertise.

Larry A. Gunning (Age 68) • Class II Director • Member of the Audit and Nominating and Governance Committees

Mr. Gunning has been a director since 1995. Mr. Gunning has been Manager and Director of several petroleum wholesale and retail operations since the early 1970’s. He is also a Member and Director of Cobblestone AutoSpa, which owns and operates several full-service carwashes.

The Board believes that Mr. Gunning’s entrepreneurial background brings to the Board his extensive knowledge of distribution, marketing and service operations.

Anthony A. Ibargüen (Age 53) • Class III Director • Chair of the Nominating and Governance Committee

Mr. Ibargüen has served as a director since July 2008, and from September to December 2009, he served as our interim President and Chief Executive Officer. In October 2010, Mr. Ibargüen was appointed CEO of Quench USA, a privately-held water filtration company. From 2004 to 2008, Mr. Ibargüen was President and CEO of Alliance Consulting Group, a privately-held IT consulting firm. From October 2003 through December 2007, Mr. Ibargüen served as a Director of C-COR Inc., a publicly-held global on-demand network solutions provider to the cable industry, and he has served as a Director of CODi Inc., a manufacturer and supplier of laptop bags and cases, mobile security and accessories since January 2006. From 1996 to 2000, Mr. Ibargüen was President, Chief Operating Officer and a director of Tech Data Corporation, a Fortune 500 global technology distribution company.

The Board believes that Mr. Ibargüen’s over 25 years of experience in the IT industry and extensive knowledge of global enterprise management, finance, product distribution, value-added services and capital markets brings valuable perspective to the Board.

Robertson C. Jones (Age 67) • Class II Director • Member of the Audit, Compensation and Nominating and Governance Committees

Mr. Jones has been a director since 1995. From 1992 through 2001, Mr. Jones was Senior Vice President and General Counsel of Del Webb Corporation, a real estate developer of master-planned residential communities previously listed on the New York Stock Exchange (“NYSE”).

Mr. Jones’ legal career has included advising boards of directors and management as a law firm partner and as an in-house attorney, with ten years of experience as General Counsel of a NYSE-listed real estate development company and a member of its Executive Management Committee. The Board believes his background provides him with unique experience in large company management, as well as legal and governance issues.

Kathleen S. Pushor (Age 54) • Class III Director • Chair of the Compensation Committee • Member of the Audit Committee

Ms. Pushor has been a director since September 2005. Ms. Pushor has operated an independent consulting practice since June 2009. From 2006 through June 2009, she served as President and Chief Executive Officer of the Greater Phoenix Chamber of Commerce. From 2003 to 2005, Ms. Pushor served as Chief Executive Officer of the Arizona Lottery. From 1999 to 2002, Ms. Pushor operated an independent consulting practice in the technology distribution sector. During the period from 1998 to 2005, Ms. Pushor was a member of the Board of Directors of Zones, Inc., a direct marketer of IT products. Ms. Pushor began her business career as a certified public accountant with Coopers & Lybrand in the audit division and later served as Director of Personnel, Finance & Administration.

The Board believes that Ms. Pushor’s industry knowledge and perspective, background in public accounting, experience as a public company director and leadership experience from her many years as a Chief Executive Officer in the public sector bring valuable insights to the Board.

Officers

The names of our executive officers and information about them are set forth below.

Steven R. Andrews (Age 59) • General Counsel and Secretary	Mr. Andrews joined Insight in September 2007 as our General Counsel and was appointed Secretary in November 2007. From February 2009 through 2010, Mr. Andrews was also our Chief Administrative Officer. Prior to joining Insight, Mr. Andrews was Senior Vice President, Law and Human Resources of ShopKo Stores, Inc. from 2002 to 2006, where he was the chief legal and human resources officer of the company. Prior to joining ShopKo, Mr. Andrews served as Senior Vice President, General Counsel and Secretary of PepsiAmericas, Inc. from 1999 through 2001.

Glynis A. Bryan (Age 53) • Chief Financial Officer	Ms. Bryan joined Insight in December 2007 as our Chief Financial Officer. Prior to joining Insight, Ms. Bryan served as Executive Vice President and Chief Financial Officer at Swift Transportation Co., Inc. from April 2005 to May 2007. Prior to joining Swift, Ms. Bryan served as Chief Financial Officer at APL Logistics in Oakland, California and in various finance roles at Ryder System, Inc., including Chief Financial Officer of Ryder’s largest business unit, Ryder Transportation Services. Ms. Bryan is a member of the board of directors, the Governance Committee (Chair) and Compensation Committee of Pentair, Inc., a diversified industrial manufacturing company.

Steven W. Dodenhoff (Age 49) • Senior Vice President – Human Resources and Business Development	Mr. Dodenhoff joined Insight in January 2012 as our Senior Vice President, Human Resources and Business Development. Prior to joining Insight, Mr. Dodenhoff served as President of Enghouse Interactive, a unified communications software and solutions provider, from 2002 to December 2011.

Stuart A. Fenton (Age 43) • President – EMEA	Mr. Fenton joined Insight in October 2002 as Managing Director of Insight Direct UK Ltd. and was promoted to President of our EMEA operating segment in November 2006. From February 2009 through December 2011, Mr. Fenton also served as President of our Asia-Pacific operating segment. From 1995 to 2002, Mr. Fenton held various positions at Micro Warehouse Inc., serving most recently as the General Manager of Micro Warehouse Canada.

Michael P. Guggemos (Age 45) • Chief Information Officer	Mr. Guggemos joined Insight in November 2010 as Chief Information Officer. From 1994 through October 2010, Mr. Guggemos held numerous positions with Motorola, Inc., having served most recently as Corporate Vice President, Information Technology. At Motorola, Mr. Guggemos was responsible for IT applications, infrastructure, engineering and other IT services for a number of the company’s global business segments.

Helen K. Johnson (Age 43) • Senior Vice President – Treasurer	Ms. Johnson joined Insight in October 2007 as Senior Vice President, Treasurer and Investor Relations. Prior to joining Insight, Ms. Johnson served from 2000 to 2007 at eFunds Corporation, a publicly-held technology solutions provider to the financial institutions market, most recently as Senior Vice President, Treasurer and Investor Relations, responsible for global treasury, financial planning and analysis and investor relations activities.

Dana A. Leighty (Age 47) • Vice President – Principal Accounting Officer	Ms. Leighty joined Insight in October 2006 as Vice President, SEC Reporting and was appointed Principal Accounting Officer on March 2, 2012. Prior to joining Insight, from 1987 through October 2006, Ms. Leighty provided audit and advisory services at the public accounting firm, PricewaterhouseCoopers LLP, having served most recently as Director, Assurance Services. Ms. Leighty is a Certified Public Accountant.

CORPORATE GOVERNANCE

The Board and Its Committees

The Board of Directors held a total of eight meetings during the year ended December 31, 2011. None of our current directors who were directors during 2011 attended fewer than 75% of the aggregate of Board and relevant committee meetings during 2011. The Company’s corporate governance guidelines provide that each director should make every effort to attend the Company’s annual meeting of stockholders. Eight of the Board members attended the annual meeting of stockholders in May 2011. The Board has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, and all of these are standing committees.

The Board has determined that all of our directors, except for Mr. Lamneck, our President and Chief Executive Officer, meet the independence requirements of the Listing Rules of the NASDAQ Stock Market. With respect to the independence of Mr. Ibargüen, he served as our interim President and Chief Executive Officer from September to December 2009 and meets the independence requirements of the NASDAQ Listing Rules, but not with respect to service on the Audit Committee. The independent directors hold executive sessions without management present on a quarterly basis and more often as they determine appropriate.

The Executive Committee consists of Mr. Crown (Chair), and Messrs. Fisher and Lamneck. The Executive Committee is empowered to act on Board matters that arise between meetings of the full Board or matters that require immediate attention if a quorum of our Board cannot be convened. The Executive Committee did not meet in 2011. In 2008, the Board of Directors, on its own initiative, restricted the authority of the Executive Committee by expressly stating in the Executive Committee’s charter that the Executive Committee may not exercise powers delegated to other committees of the Board or powers which, under Delaware law, may not be delegated to any committee.

The Audit Committee, established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), consists of Messrs. Fisher (Chair), Allen, Gunning and Jones and Ms. Pushor. The Audit Committee met 10 times in 2011. The Audit Committee assists the Board in fulfilling its responsibilities for generally overseeing our financial reporting processes and the audit of the Company’s consolidated financial statements, including the integrity of the consolidated financial statements and the Company’s system of internal control over financial reporting established by management, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, the performance of our internal audit function and our independent registered public accounting firm, our financial risk assessment and financial risk management, and our finance and investment functions. The Vice President of Internal Audit reports directly to the Chair of the Audit Committee. In addition, the Audit Committee reviews and discusses with the Chief Executive Officer and the Chief Financial Officer the procedures undertaken in connection with their certifications included in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission (“SEC”). The Audit Committee has the authority to obtain advice and assistance from, and receive funding from the Company for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The Audit Committee operates pursuant to a written charter, adopted by the Audit Committee and approved by the Board and reviewed annually. The charter may be viewed online on our website at www.insight.com.

The Board has determined that the responsibilities of the Audit Committee, as reflected in its charter, are in accordance with applicable SEC rules and NASDAQ Listing Rule(s) for audit committees. Further, the composition and attributes of its members meet the requirements of NASDAQ Listing Rules, including, without limitation, the independence requirements of NASDAQ Listing Rule 5605(c)(2)(A). All Audit Committee members possess the required level of financial literacy, and our Board has determined that Mr. Fisher and Mr. Allen, independent directors, each qualifies as an “audit committee financial expert” as defined by the SEC’s rules and regulations.

In 2011, the Compensation Committee, which consists of Ms. Pushor (Chair), and Messrs. Allen, Dorrance and Jones, met 15 times. Each member of the Compensation Committee is an “independent director” as defined in NASDAQ Listing Rule 5605(a)(2). The Compensation Committee is charged with: reviewing and approving the annual salary, annual incentive compensation, long-term incentive compensation and other benefits, including perquisites, to be paid or awarded to the Chief Executive Officer and other executive officers subject to the reporting requirements of Section 16(a) of the Exchange Act and recommending to the Board of Directors the compensation, including equity-based compensation, for the Chair and non-employee directors; reviewing and recommending to the Board new equity-based incentive compensation plans and changes to existing plans; performing an annual review of the Chief Executive Officer’s performance and effectiveness; reviewing the Company’s talent management and succession planning for top management and the CEO and reporting to the Board on the succession plan; and reviewing and discussing the Compensation Discussion and Analysis with management and recommending to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

The Compensation Committee operates pursuant to a written charter, adopted by the Compensation Committee and approved by the Board and reviewed annually. The charter may be viewed online on our website at www.insight.com. See further information regarding the Compensation Committee’s responsibilities in the following section, entitled “Compensation Discussion and Analysis.”

In 2011, the Nominating and Governance Committee, which consists of Mr. Ibargüen (Chair), and Messrs. Dorrance, Fisher, Gunning and Jones, met seven times. The Nominating and Governance Committee, which recommends candidates to be nominated for election as directors at our annual meeting, supervises the evaluation process for the Board of Directors and the Board committees and the Chair of the Board as well as independent self evaluations of directors and peer evaluations of directors. In addition, the Nominating and Governance Committee leads the external recruiting process for CEO candidates and coordinates the assessment process and the selection and appointment of any CEO candidate, should the need arise. The Nominating and Governance Committee operates pursuant to a written charter, adopted by the Nominating and Governance Committee and approved by the Board and reviewed periodically. The charter may be viewed online on our website at www.insight.com. Each member of the Nominating and Governance Committee is an “independent director” as defined in NASDAQ Listing Rule 5605(a)(2).

The Nominating and Governance Committee is responsible for identifying, recruiting and evaluating candidates for the Board, when appropriate, assessing the appropriate size of the Board and making recommendations to the Board regarding the membership of the committees of the Board. The Nominating and Governance Committee charter provides that the Nominating and Governance Committee is responsible for reviewing criteria for Board membership. The charter provides that the Nominating and Governance Committee shall, when screening potential Board candidates, give due consideration to diversity, breadth of business experiences and skills, prominence and professional reputation, global business perspective, concern for the long-term interests of the stockholders of the Company, personal ethics, integrity and judgment and other areas that are expected to contribute to an effective Board. Diversity may encompass a candidate’s gender, race, national origin, educational and professional experiences, expertise and specialized or unique technical backgrounds and/or other tangible or intangible aspects of the candidate’s qualifications in relation to the qualifications of the then current board members and other potential candidates. The Nominating and Governance Committee does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates, and diversity is but one of many factors the Nominating and Governance Committee may consider. This general approach has been followed in the last six appointments of directors.

The three nominees for director being voted upon at the annual meeting, Messrs. Crown and Ibargüen and Ms. Pushor, are directors standing for re-election. In determining to recommend the nomination for election as Class III directors of Messrs. Crown and Ibargüen and Ms. Pushor, the Nominating and Governance Committee believes that, among other things, each of the nominees provides valuable oversight, contributions and perspective into the business of the Company.

The Nominating and Governance Committee will evaluate nominees recommended by stockholders in the same manner as described above. Stockholders may propose director candidates for consideration by sending the name of any recommended candidate, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating stockholder’s ownership of our common stock to our Corporate Secretary at 6820 South Harl Avenue, Tempe, Arizona 85283 in accordance with the provisions set forth under the heading “Stockholder Proposals” in this proxy statement.

Stockholders wishing to communicate with the Board or with a Board member should address communications to the Board or the particular Board member, c/o Corporate Secretary, Insight Enterprises, Inc., 6820 South Harl Avenue, Tempe, Arizona 85283. The Corporate Secretary will forward communications to the individual Board member or the Board, as appropriate.

Governance Initiatives

During 2011, the Board of Directors and its various committees undertook a number of governance-related initiatives, with particular focus on the areas of strategy and CEO succession. The Board of Directors was actively involved in the strategic planning process, including the planning and determination of the scope of the exercise, and including individual interviews at various stages of the process. At the recommendation of management, the entire Board of Directors held its strategic planning meetings at the headquarters of one of the Company’s principal partners and spent several hours in management presentations on industry trends by executives of the partner. The Board of Directors and its various committees also devoted significant time to the topic of CEO succession planning, with clarification of the responsibilities of the various committees with respect to CEO succession planning and renewed attention to the internal succession planning process. Other governance-related initiatives included: regular review and discussion of governance-related articles by nationally recognized experts; an annual review of related party transactions; preparation of a director skills inventory based on input from all directors, which was used in the successful recruitment of an audit committee financial expert; review with outside counsel of various governance issues; and a review of the director education guidelines, including attendance by all of the Company’s directors at a seminar or symposium hosted by a national governance organization, national accounting firm or both. In-person training of directors during the last twelve months also included governance and proxy issues discussed by the Company’s proxy solicitors, a review of industry trends in cloud computing by the Company’s independent registered public accounting firm and a presentation on directors’ duties by outside counsel. The initiatives were in addition to the Board of Directors’ review and update of all committee charters, governance guidelines and Board-level policies, and increased focus on the Company’s enterprise risk management and compliance programs and numerous other governance issues.

Majority Vote – In January 2008, the Board of Directors approved an amendment to the Company’s Amended and Restated Bylaws. The amendment changed the voting standard for the election of directors from a plurality to a majority of votes cast in uncontested elections and adds a requirement that directors who do not receive a majority vote must tender their resignation to the Board. The Board must then decide whether or not to accept their resignation.

Elimination of Stockholder Rights Plan – Also in January 2008, the Board amended the Company’s Bylaws to provide that the Company will seek stockholder approval prior to its adoption of a stockholder rights plan (commonly referred to as a poison pill), unless the Board, in the exercise of its fiduciary duties, determines that, under the circumstances existing at the time, it is in the best interests of the Company’s stockholders to adopt or extend a stockholder rights plan without delay. This amendment further provides that a stockholder rights plan adopted or extended by the Board without prior stockholder approval must provide that it will expire, unless ratified by the stockholders of the Company, within one year of adoption. The Company previously had a stockholder rights plan that expired in accordance with its terms in December 2008.

Board Leadership Structure – The Board has separated the roles of Chair of the Board of Directors and President and Chief Executive Officer. The Board has concluded that Mr. Crown is an independent Chair under relevant standards, and his experience as a co-founder of the Company gives him a unique perspective on the Company’s history, opportunities, operations and challenges and the industry in which it operates.

The Board believes that the independent directors and management have different perspectives and roles in strategy development. Independent directors bring experience, oversight and expertise from outside the Company and sometimes from outside the industry, while the Chief Executive Officer brings company-specific and industry-specific experience and expertise. The Board has therefore separated the roles of Chair of the Board of Directors and President and Chief Executive Officer to emphasize the Board’s role in overseeing the development of strategic direction and management’s role in execution of strategy.

Presiding Director – The Company’s Corporate Governance Guidelines provide that the Chair of the Nominating and Governance Committee, currently Anthony A. Ibargüen, serves as the Presiding Director. The principal responsibilities of the Presiding Director are to:

•	chair the executive sessions of the non-employee directors, as needed;

•	review periodically, and propose revisions to, the Company’s Corporate Governance Guidelines and Board procedures, after consultation with the full Board;

•	review and recommend to the Chair or the Corporate Secretary agenda items and materials for Board meetings; and

•	perform such other roles and responsibilities as are assigned from time to time by the Nominating and Governance Committee or the full Board.

In addition, in the event of an unforeseen vacancy in the position of the Chair of the Board, the Presiding Director will serve as interim Chair of the Board for the sole purpose of calling and holding a meeting of the Board to elect a new Chair.

Hedging and Speculative Transactions – The Company maintains an Investor Relations/Stock Trading policy which, among other things, prohibits all employees from pledging Company securities and hedging or otherwise engaging in short-term or speculative transactions involving Company securities.

Risk Management

The Board has an active role, both as a whole and at the committee level, in overseeing management of the Company’s risks. The Board and the Audit Committee regularly review information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Company’s Compensation Committee oversees the management of the risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risk and reviews the results of the Internal Audit function’s annual risk assessment process. The Nominating and Governance Committee oversees management of risks associated with the independence of the Board of Directors, potential conflicts of interest, and corporate governance issues. The Chief Executive Officer, the Chief Financial Officer, the General Counsel and other members of senior management conduct regular quarterly assessments of risks to the enterprise and provide a comprehensive report on its results at least twice per year, or more frequently as necessary, to the Board of Directors. Management and the Audit Committee have also aligned the focus of the Company’s Internal Audit function to address certain of the principal risk areas identified.

Compensation Consultants

In its deliberations and approval of compensation plans for 2011, the Compensation Committee worked with its independent compensation consultant, Pay Governance, Inc. (“Pay Governance”). Pay Governance did not conduct a new compensation survey for use by the Compensation Committee in approving executive compensation programs for 2011, so the Compensation Committee relied on the study prepared by Towers Perrin in 2009 for the Compensation Committee’s 2011 and 2010 compensation determinations. No other services were provided by Pay Governance to the Company outside of those performed directly for the Compensation Committee. The Compensation Committee’s Chair approves the consulting fees for services provided by any compensation consultant utilized by the Compensation Committee.

During 2011, the Compensation Committee solicited proposals from a number of independent compensation consultants and selected Compensia as its compensation consultant to advise the Compensation Committee in connection with the Company’s executive compensation programs for 2012.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) addresses and explains the numerical and related information contained in the summary compensation tables and includes a discussion of key actions regarding executive compensation that occurred after the end of 2011, including the award of bonuses related to 2011 performance, and the adoption of our 2012 compensation programs.

Executive Summary

The Compensation Committee believes its compensation philosophy has been effective in attracting and retaining key personnel while aligning the interests of executive officers with those of the stockholders and paying for performance. We believe our long-term success depends on our ability to attract and retain individuals who are committed to the Company’s vision, strategy and core values of client service, respect, teammate development, integrity and operational excellence. We structure our executive compensation program so the compensation of our executive officers, including our named executive officers, is tied meaningfully to our strategy and the success of the Company. Accordingly, our general philosophy of executive compensation is to offer competitive base salaries, but to emphasize cash and equity-based incentive compensation which is competitive in the marketplace and which (i) permits us to attract and retain highly-qualified executives, (ii) encourages extraordinary effort on behalf of the Company and (iii) rewards the achievements of specific financial, strategic and tactical goals by the Company and the individual executive. We believe this aligns the interests of management with the interests of our stockholders and is financially sound. The Compensation Committee carefully monitors the mix of base salaries and the performance-based or variable compensation components of our executive officers’ compensation. The Compensation Committee also places substantial emphasis on the mix of long-term and current compensation, with long-term compensation comprising a significant amount of an executive’s total potential compensation. We believe these measures align the interests of our executive officers with the interests of our stockholders, promote retention and base a substantial portion of their compensation on performance.

For 2011, the Compensation Committee increased base salaries for the named executive officers by 3% and restored target bonuses for the named executive officers to 2008 levels, thereby eliminating a 25% reduction in effect for 2009 and 2010. This was done in view of improved economic conditions and the Company’s strong 2010 financial results, and based on the 2009 Towers Perrin compensation survey utilized by the Compensation Committee, as described below.

In contrast to the difficulties of 2008 and 2009, and continuing the positive trend that was started in 2010, 2011 was another growth year for the Company, with diluted earnings per share (“EPS”) of $2.18, in excess of internal expectations. For the 2011 fiscal year:

•	Net sales increased 10%;

•	Earnings from operations (“EFO”) increased 19%;

•	Net earnings increased 33%; and

•	Diluted EPS increased 35%.

Entering the 2011 fiscal year, the Compensation Committee recognized that the Company’s 2010 performance was very strong but believed there remained uncertainty in the Company’s markets. Accordingly, the Compensation Committee considered the targeted financial objectives to be challenging in that the target performance levels required significant improvement, but not so challenging as to make achievement highly unlikely in an uncertain market. Reflecting the Company’s strong performance in 2011, the target under four of the five performance measures was exceeded, as can be seen from the following table:

Financial Objective	Target	Actual	% Attainment
EPS (non-GAAP)	$1.75	$2.05	117.2%
EFO (non-GAAP)	$137.06 million	$152.47 million	111.2%
Market Share	55 bps increase	13 bps increase	23.6%
International EFO (non-GAAP)	$37.23 million	$40.46 million	108.7%
Return on Invested Capital (“ROIC”)	10.55% -11.07%	11.4%	105.0%

In addition to basing a substantial amount of executive compensation on performance-based criteria, the Company has taken a number of steps and adopted policies intended to further align our executives’ interests with those of stockholders. These include:

•	Stock ownership guidelines for our executive officers;

•

A “clawback” policy that permits the Company to recover incentive compensation that was based on having met or exceeded performance targets if an executive officer engaged in fraud or intentional misconduct that resulted in an increase in his or her incentive compensation;

•	The absence of many pay practices considered to be unfriendly to stockholders, such as extensive perquisites, guaranteed salary increases and non-performance-based bonuses;

•

The Compensation Committee’s compensation consultant is retained directly by the Compensation Committee, with payments to the consultant approved by the Chair of the Compensation Committee, and the Compensation Committee has taken specific actions to eliminate other services provided by the consultant to the Company;

•

The Compensation Committee has reviewed the Company’s incentive compensation programs, has discussed the concept of risk as it relates to the compensation programs and does not believe the Company’s compensation programs encourage excessive or inappropriate risk taking;

•

Based on market and peer comparison data and in order to align our practices with the market and promote retention, the Compensation Committee lengthened the vesting schedule for the service-based RSUs granted in 2011 to the named executive officers and other executives to four years; and

•

The Company has only one remaining employment agreement that calls for the gross-up of excise taxes imposed on “change-in-control” payments under Section 280G of the Internal Revenue Code, as amended. This agreement has been in place for a number of years and is a contractual obligation of the Company; however, it is the policy of the Compensation Committee not to approve any new agreements with such provisions.

To continue to improve the alignment of the Company’s compensation plans with the interests of its stockholders and focus on attracting and retaining qualified executives, the following background and changes are reflected in our 2012 executive compensation plans:

•

The Compensation Committee carefully considered the fact that the Company’s “say-on-pay” proposal received over 80% of the vote last year and viewed the vote as affirmation of the Company’s commitment to pay for performance in a very strong year. The Compensation Committee, however, increased its efforts to tie pay to performance in establishing the 2012 compensation plans for executive officers and placed special emphasis on aligning the executive compensation programs with the Company’s strategic goals.

•

As mentioned previously, the Compensation Committee conducted a request-for-proposals process and selected Compensia as its new independent compensation advisor to advise on the Company’s 2012 executive compensation programs and other matters.

•

Reflecting the focus of the Company and the Compensation Committee on the strategic objectives of increasing U.S. hardware sales market share and increasing services gross profit, the cash incentive plan for 2012 again incorporates the performance measure of “market share” for all named executive officers (other than Mr. Fenton), which requires the Company to increase its share of U.S. hardware sales as measured by an independent third party market research company, and also incorporates a new performance measure of “services gross profit” for all named executive officers. The Compensation Committee also believes these two performance measures will be important drivers of stockholder value.

•	For 2012, consistent with 2011, the number of performance-based RSUs for named executive officers will increase or decrease depending on the Company’s results.

Our Named Executive Officers

The purpose of this CD&A is to provide information about each material element of compensation that we pay or award to, or that is earned by, our named executive officers. For 2011, our named executive officers were

•	Kenneth T. Lamneck, President and Chief Executive Officer

•	Glynis A. Bryan, Chief Financial Officer

•	Stuart A. Fenton, President, EMEA

•	Steven R. Andrews, General Counsel and Secretary

•	Michael P. Guggemos, Chief Information Officer

•	Stephen A. Speidel, former Senior Vice President, Operations (resigned effective September 1, 2011)

Executive Compensation Philosophy and Objectives

Our long-term success depends on our ability to attract and retain individuals who are committed to the Company’s vision, strategy and core values of client service, respect, teammate development, integrity and operational excellence. Our general philosophy of executive compensation is to offer competitive base salaries and emphasize cash and equity-based incentive compensation that:

•	is competitive in the marketplace;

•	permits us to attract and retain highly qualified executives;

•	encourages extraordinary effort on behalf of the Company;

•

rewards the achievement of specific financial, strategic and tactical goals by the Company and the individual executive that aligns the interests of management with the interests of our stockholders; and

•	is financially sound.

Each year the Compensation Committee goes to great lengths to develop an executive compensation program that is mindful of stockholder interests and expectations while at the same time is fair and motivating to our executives.

As discussed in more detail below, the Compensation Committee did not commission a new comparative market study in 2010 and, except for certain newly-hired executives, the comparative market data utilized for establishing the 2010 compensation programs was again used as a reference point for establishing the 2011 compensation program described in this CD&A. The Compensation Committee commissioned a new comparative market study in late 2011, and the comparative market data was utilized as a reference point for establishing the 2012 compensation program summarized in this CD&A.

Compensation Consultants and Benchmarking

The Compensation Committee utilizes management to help it carry out its responsibilities, consults with other members of the Board in connection with its decision making, as appropriate, and has consistently over time engaged independent consultants to assist it in fulfilling its responsibilities. The Compensation Committee has the authority to obtain advice and assistance from, and receives funding from the Company for, outside advisors as the Compensation Committee deems necessary to carry out its duties.

In 2009, the Compensation Committee retained Towers Perrin, a global human resources consulting firm, as its independent compensation consultant to advise the Compensation Committee on all matters related to executive compensation. In 2009, Towers Perrin provided a competitive analysis of the compensation of the Company’s most senior executives, including the Company’s named executive officers. The Compensation Committee did not obtain an updated competitive analysis in 2010 for reference in setting 2011 executive compensation.

Following the merger of Towers Perrin and Watson Wyatt in January 2010, the Compensation Committee continued to work with its primary compensation consultant in 2010 when he joined Pay Governance. The Compensation Committee began its process of setting executive compensation for 2011 in early 2010. Pay Governance advised the Compensation Committee on a wide range of issues during 2010, including market studies at the time of hire for specific positions, such as the Chief Information Officer and the former Principal Accounting Officer.

Even though the Compensation Committee worked with Pay Governance in 2010, the Compensation Committee and Pay Governance used Towers Perrin’s 2009 study to set 2011 executive compensation levels and measured the competitiveness of the Company’s compensation relative to two groups of companies (the “comparison groups”). The comparison groups were approved by the Compensation Committee in 2009 based upon management’s and the Compensation Committee’s concerted review of competitors and relevant industry comparisons, and on the advice of Towers Perrin. The primary characteristics of the comparison groups were (i) the inclusion of companies that we consider to be our competitors, particularly with respect to competition for talent, customers or suppliers, and/or (ii) a focus on companies with comparable business and financial characteristics. Comparison Group One, which was considered to be the primary comparison group, included 12 publicly-traded product and service competitors and suppliers and other enterprises which may compete with the Company for executive talent, customers or suppliers, and/or which have generally comparable financial characteristics. Comparison Group Two included 12 publicly-traded technology companies in the computer, software and services industry, many of which are significantly larger than Insight. Because of the large variance in size among the companies in Comparison Group Two, Towers Perrin adjusted the compensation data for Comparison Group Two to reflect the revenue size of the Company. This size-adjusted data was used as a basis of comparison of compensation between Insight and the companies in Comparison Group Two. As neither group was limited exclusively to companies that are merely competitors or to those that are close comparisons in terms of sales and market capitalization, the Company does not necessarily consider these groups to be comparison groups for other purposes.

The companies included in Comparison Group One in the Towers Perrin analysis were as follows:

Comparison Group One (the primary comparison group)

Agilysys, Inc.	Office Depot, Inc.
Anixter International, Inc.	PC Connection, Inc.
Arrow Electronics, Inc.	PC Mall, Inc.
Avnet, Inc.	SYNNEX Corp.
Brightpoint, Inc.	Tech Data Corp.
Ingram Micro, Inc.	Unisys Corp.

The companies included in Comparison Group Two, were as follows:

Comparison Group Two

Adobe Systems, Inc.	International Business Machines Corp.
Apple, Inc.	Lexmark International, Inc.
Cisco Systems, Inc.	Microsoft Corp.
Dell Inc.	Seagate Technology
EMC Corp. (Mass)	Symantec Corp.
Hewlett-Packard Co.	Xerox Corp.

In 2011, the Compensation Committee retained Compensia, a management consulting firm providing executive compensation advisory services, as its independent compensation consultant to advise the Compensation Committee on all matters related to executive compensation and for advice in approving executive compensation plans for 2012. In late 2011, Compensia provided a competitive analysis of the compensation of the Company’s most senior executives, including the Company’s named executive officers. The Compensation Committee plans to obtain such analyses at least every other year. The Compensation Committee began its process of setting executive compensation for 2012 in early 2011. Compensia advised the Compensation Committee on a wide range of issues, including market studies at the time of hire for specific positions, such as the Senior Vice President of Human Resources and Business Development. Compensia’s 2011 study, which was used to set 2012 executive compensation levels, measured the competitiveness of the Company’s compensation relative to two groups of companies (the “comparison groups”) summarized below. The comparison groups were approved by the Compensation Committee based upon management’s and the Compensation Committee’s concerted review of competitors and relevant industry comparisons, and on the advice of Compensia.

The companies included in the Tech Distribution Peer Companies comparison group in the Compensia analysis were as follows:

Anixter International, Inc.	PC Mall, Inc.
Brightpoint, Inc.	SYNNEX Corp.
CDW	ScanSource, Inc.
PC Connection, Inc.

The companies included in the Broad Industry Peer Group comparison group in the Compensia analysis were as follows:

The Andersons, Inc.	Nash-Finch Company
Anixter International, Inc.	Owens & Minor, Inc.
Brightpoint, Inc.	Sanmina-SCI Corporation
CDW	United Natural Foods, Inc.
Diebold, Incorporated	United Stationers Inc.
ManTech International Corporation	Watsco, Inc.
MEMC Electronic Materials, Inc.	WESCO International, Inc.

The 2011 U.S. Mercer Benchmark Database was also utilized as another point of comparative data in the Compensia analysis.

Role of Executives in the Compensation Setting Process

The Compensation Committee has the overall responsibility for approving the cash-based incentive compensation for the officers that are subject to the reporting requirements of Section 16(a) of the Exchange Act. To facilitate this process, the Chief Executive Officer and other members of the management team prepare and present information and recommendations to the Compensation Committee for review, consideration and approval.

With respect to the cash compensation of all other teammates, the Compensation Committee functions in an oversight role as these decisions are considered the responsibility of management. With respect to equity-based compensation, the Compensation Committee approves the annual RSU program grants, including grants to all Section 16(a) officers, as well as the pool of available shares from which the Chief Executive Officer may make discretionary or new-hire RSU grants, or both, throughout the year to individuals other than non-employee directors or Section 16(a) officers. The Compensation Committee reviews reports on such discretionary grants on a quarterly basis.

The Chief Executive Officer does not have the ability to call Compensation Committee meetings and does not attend those portions of the Compensation Committee meetings where his compensation is discussed. Except for an introductory meeting with Compensia after being retained by the Compensation Committee, during 2011, the Chief Executive Officer did not meet with Compensia or Pay Governance outside of Compensation Committee meetings or retain any other compensation consultant.

Compensation Programs Design

The principal components of compensation for the Company’s named executive officers are:

•	base salary and benefits;

•	short-term cash incentive compensation; and

•	long-term equity-based incentive compensation.

As a result of our executive compensation philosophy, a significant percentage of total potential compensation is allocated to performance-based or variable compensation. The Compensation Committee has allocated between cash and equity, and between short-term and long-term incentive compensation, based on the comparisons to the peer group companies and market data utilized by the Compensation Committee at the time. Moreover, the different elements of compensation are designed to support and encourage varying performance levels and behaviors that the Compensation Committee believes will contribute favorably to Company strategy and performance in the period covered by each plan, consistent with the Compensation Committee’s commitment to pay for performance.

In setting 2011 executive compensation, the Compensation Committee reviewed the same competitive market data utilized in setting executive compensation for 2010. However, given the improvement in the Company’s 2010 performance and the economic outlook for 2011, the Compensation Committee decided (i) to increase base salaries for its Section 16 officers by 3% (with one exception) for 2011 and (ii) to increase cash incentive compensation targets for the Company’s Section 16 officers for 2011 to correspond to target cash incentive amounts prior to a 25% reduction that had been implemented in 2009 and was continued in 2010. The target values of equity awards for 2011 remained equal to 2010 values for Section 16 officers (although the number of shares awarded to each officer decreased due to the increase in the price of the Company’s common stock in 2011 over the 2010 level at the time of grant), due to the Compensation Committee’s desire to maintain overall competitive levels of compensation. Further, in order to align with peer group comparisons and enhance retention value, the Compensation Committee extended the vesting period for the 2011 service-based equity awards from three years to four years.

Base Salaries

Base salaries are designed to attract and retain executives by providing a fixed compensation based on competitive market practices. This component of compensation is designed to reward an executive’s core competency in his or her position relative to skills, experience and expected contributions to the Company and to provide the executive with a fair, predictable and reliable component of compensation for his or her service.

The Compensation Committee reviews base salaries annually and, for 2011 worked with Pay Governance in approving targeted base pay for executive officers at or nearly at the median of the comparison groups used in the Towers Perrin study listed above, with adjustments, as appropriate, for tenure, performance and variations in actual position responsibilities from position descriptions in the comparison groups. In setting base salaries for 2012, the Compensation Committee worked with its new compensation advisor, Compensia, and relied on the new 2011 Compensia market study. The 2011 Compensia study concluded that 2011 base salary levels for the Company’s executive officers were generally competitive, and near the 50th percentile of the new comparison groups, although variations existed from position to position. Management recommended, and the Compensation Committee agreed, that there would be 2.5% increases in base salary for 2012, except for an increase of $57,000 to Mr. Lamneck’s base salary to bring Mr. Lamneck’s overall compensation to approximately the 50th percentile of the Tech Distribution Peer Companies comparison group included in the 2011 Compensia market study. The approved 2012 salaries, which reflect the 2.5% increase described above (other than for Mr. Lamneck), and the comparable 2011 salaries for named executive officers are as follows:

•	Kenneth T. Lamneck, President and Chief Executive Officer – $675,000 ($618,000 – 2011);

•	Glynis A. Bryan, Chief Financial Officer – $422,300 ($412,000 – 2011);

•	Stuart A. Fenton, President, EMEA – $485,188 ($473,354 – 2011) [1];

•	Steven R. Andrews, General Counsel and Secretary – $300,889 ($293,550 – 2011);

•	Michael P. Guggemos, Chief Information Officer – $338,250 ($330,000 –2011); and

•	Stephen A. Speidel, Senior Vice President, Operations – N/A ($278,100 –2011; resigned effective September 1, 2011).

1	Mr. Fenton’s base salary is shown in U.S. dollars for presentation in this proxy statement, but Mr. Fenton is paid in British Pounds Sterling (GBP). Approved 2012 and 2011 base salaries were GBP 313,533 and GBP 305,886, respectively.

Short-Term Cash Incentive Compensation

The Compensation Committee views cash incentive compensation as a means of closely tying a significant portion of the total potential annual cash compensation for executives to the financial and operational performance of the Company, or the portion of the Company for which the executive has management responsibility, depending on the executive’s position.

For 2011 and 2012, the cash incentive plan was designed to reward performance based on defined financial objectives of the Company. All officers subject to Section 16(a) of the Exchange Act, including our named executive officers, have an annual cash incentive plan. The financial objectives for each Section 16 officer are approved by the Compensation Committee and are set at the beginning of the year. These objectives and goals are integrated into the overall cash incentive plans for the Company’s management employees throughout the organization to foster a team environment whereby the entire Company is focused on the same or similar set of objectives and goals.

The Compensation Committee annually reviews financial objectives and target cash incentive compensation. The Compensation Committee generally targets cash incentive compensation for executive officers at or near the 50th percentile of the comparison groups utilized by the Compensation Committee at the time and adjusts, as appropriate, for tenure, performance and variations in actual position responsibilities from position descriptions in the comparison groups. The Compensation Committee utilized the same Towers Perrin study used for setting 2011 executive base salaries to set 2011 cash incentive targets, which study showed that the Company’s cash incentive compensation is competitive based on its comparison group analysis.

2011 Cash Incentive Plan

For 2011, the Compensation Committee continued its emphasis on cash incentive compensation by setting cash incentive plans for executive officers so that a significant portion of total compensation would be awarded through cash incentives if performance measures were met.

The 2011 cash incentive plan (the “2011 Plan”) provided incentive award opportunities for select employees, including executive officers. The 2011 Plan was adopted pursuant to the Amended Insight Enterprises, Inc. 2007 Omnibus Plan (the “Amended 2007 Omnibus Plan”). Under the 2011 Plan, the Company established defined financial objectives for each of its named executive officers and established the percentage of total cash incentive compensation to be tied to each of the specified financial objectives, as follows:

Position	EPS	EFO	Market Share	Int’l EFO
President and Chief Executive Officer	50%	25%	25%	—
President, EMEA	50%	—	—	50%
Chief Financial Officer	50%	25%	25%	—
General Counsel and Secretary	50%	25%	25%	—
Chief Information Officer	50%	25%	25%	—
Senior Vice President, Operations[1]	50%	25%	25%	—

1	Mr. Speidel resigned from the Company effective September 1, 2011.

For purposes of the 2011 Plan, “EPS” was calculated on a consolidated non-GAAP basis, with non-GAAP EPS being defined as the actual 2011 EPS from continuing operations, excluding certain items, specified and approved in advance by the Compensation Committee, that were not considered to be part of ongoing business. “EFO” was calculated on a consolidated non-GAAP basis, with non-GAAP EFO being defined as the Company’s actual 2011 earnings from operations, excluding certain items, specified and approved in advance by the Compensation Committee, that were not considered to be part of ongoing business. “International EFO” was calculated on a combined non-GAAP basis, with non-GAAP International EFO being defined as the actual 2011 combined earnings from the Company’s EMEA and APAC operations, excluding certain items specified and approved in advance by the Compensation Committee, that were not considered to be part of ongoing business. “Market Share” was based on data for U.S. hardware sales as provided by the NPD Group, Inc., a third-party market research company that provides market share information on the commercial purchasing of IT products sold through national corporate resellers and direct marketers in the United States. This data is adjusted to reflect variations in the percentage of the Company’s hardware sales submitted to the third party, which can vary by month.

The 2011 Plan required that the Company or the relevant operating segment achieve a certain percentage of the budgeted amounts for the particular performance measure for any payment to be made to a participant with respect to that performance measure. Therefore, it was possible that a participant would have different levels of achievement for each of the two or three separate performance measures, and perhaps receive no payment at all, depending on performance against the goal for each performance measure. The budgeted levels of performance were set in conjunction with the Company’s overall annual budget process and were considered to be challenging, but achievable, given the uncertain economic environment and the tactical and strategic plans that were developed for 2011. The following levels of achievement, and the corresponding levels of payment of targeted incentive compensation, were used for the 2011 EPS, EFO and International EFO performance measures set forth above, with 200% of target being the maximum each executive could earn:

Attainment	Below 80%	80%	85%	90%	95%	100%	105%	110%	115%	120%
Multiplier	0%	50%	62.5%	75%	87.5%	100%	125%	150%	175%	200%

The following levels of achievement, and the corresponding levels of payment of targeted incentive compensation, were used for the 2011 Market Share performance measure set forth above, with 200% of target being the maximum each executive could earn:

Basis Point Change from 2010	Below (120)	(120)	-	55	90	120	170	220
Multiplier	0%	50%	75%	100%	125%	150%	175%	200%

In reviewing performance toward the target financial objectives for cash incentive compensation for 2011, the Compensation Committee used its negative discretion to exclude the effects of two non-recurring items, a share repurchase program and a tax benefit that, together, contributed $0.20 to EPS. The combined effects of these exclusions resulted in decreasing the payout for the EPS performance measure from 200% to 186.1%. The budgeted target and actual financial attainment levels for the 2011 Plan were as follows:

Financial Objective	Target	Actual	% Attainment	Payout % per Grid
EPS (non-GAAP)	$1.75	$2.05	117.2%	186.1%
EFO (non-GAAP)	$137.06 million	$152.47 million	111.2%	156.2%
Market Share	55 bps increase	13 bps increase	23.6%	80.9%
International EFO (non-GAAP)	$37.23 million	$40.46 million	108.7%	143.4%

Based on the achievement levels set forth above, the approved 2011 target and earned cash incentive compensation for each of our named executive officers were as follows:

•	Kenneth T. Lamneck, Chief Executive Officer – Target $600,000; Earned $913,950;

•	Glynis A. Bryan, Chief Financial Officer – Target $425,000; Earned $647,381;

•	Stuart A. Fenton, President, EMEA – Target $261,900; Earned $373,861[1];

•	Steven R. Andrews, General Counsel and Secretary – Target $175,000; Earned $266,569;

•	Michael P. Guggemos, Chief Information Officer – Target $148,500; Earned $226,203; and

•	Stephen A. Speidel, Senior Vice President, Operations[2] – Target $115,000.

1	Mr. Fenton’s 2011 target cash incentive compensation is shown in U.S. dollars for presentation in this proxy statement, but Mr. Fenton is paid in GBP. The target was 145,503 GBP, and the amount earned was 239,716 GBP.

2	Mr. Speidel’s employment with the Company ended on September 1, 2011. Pursuant to his severance agreement, Mr. Speidel received severance equal to one year of base salary ($278,100), one times his annual target cash incentive compensation for 2010 ($172,500) and one times his annual target cash incentive compensation for 2011 ($115,000).

2012 Cash Incentive Plan

For 2012, the Compensation Committee continued its emphasis on cash incentive compensation by setting cash incentive plans for executive officers so that a significant portion of total compensation will be awarded through cash incentives if performance measures are met.

The 2012 cash incentive plan (the “2012 Plan”) provides incentive award opportunities for select employees, including named executive officers. The 2012 Plan was also adopted pursuant to the Company’s Amended 2007 Omnibus Plan. Under the 2012 Plan, the Company established defined financial objectives for each of its current named executive officers and established the percentage of total cash incentive compensation to be tied to each of the specified financial objectives, as follows:

Position	EFO	Services GP	Market Share	EMEA EFO	EMEA Services GP
President and Chief Executive Officer	50%	25%	25%	—	—
President, EMEA	25%	—	—	50%	25%
Chief Financial Officer	50%	25%	25%	—	—
General Counsel and Secretary	50%	25%	25%	—	—
Chief Information Officer	50%	25%	25%	—	—

For purposes of the 2012 Plan, “EFO” will be calculated on a consolidated non-GAAP basis, with non-GAAP EFO being defined as the Company’s actual 2012 consolidated earnings from operations, excluding certain items, specified and approved in advance by the Compensation Committee, that are not considered to be part of ongoing business. “EMEA EFO” will be calculated on a non-GAAP basis, with non-GAAP EMEA EFO being defined as the actual 2012 earnings from the Company’s EMEA operations, excluding certain items specified and approved in advance by the Compensation Committee, that are not considered to be part of ongoing business. “Services GP” will be the Company’s actual 2012 consolidated services gross profit. “EMEA Services GP” will be the actual 2012 services gross profit from the Company’s EMEA operations. “Market Share” will be based on data for U.S. hardware sales as provided by the NPD Group, Inc., with adjustments to data similar to those made under the 2011 Plan.

The 2012 Plan requires that the Company or relevant operating segment achieve a certain percentage of the budgeted amounts for the particular performance measure before any payment may be made to a participant with respect to that performance measure. Therefore, it is possible that a participant will have different levels of achievement for each of the three separate performance measures, and could receive no payment at all, depending on performance against the goal for each performance measure. The budgeted levels of performance were set in conjunction with the Company’s overall annual budget process and are considered to be challenging, but achievable, given the tactical and strategic plans that have been developed for 2012, with no payment below a threshold level and with 200% of target being the maximum each executive may earn.

The approved 2012 target cash incentive compensation amounts for each of our current named executive officers are set forth below. With certain exceptions, the 2012 target cash incentive compensation amounts reflect no increase from 2011. With respect to Mr. Lamneck, his 2012 compensation levels were adjusted to approximate the 50th percentile of the Tech Distribution Peer Companies comparison group included in the 2011 Compensia market study, and with respect to Mr. Guggemos, his bonus plan referred to his target as a percentage of base salary.

•	Kenneth T. Lamneck, President and Chief Executive Officer – Target $675,000;

•	Glynis A. Bryan, Chief Financial Officer – Target $425,000;

•	Stuart A. Fenton, President, EMEA – Target $226,926[1];

•	Michael P. Guggemos, Chief Information Officer – Target $152,213; and

•	Steven R. Andrews, General Counsel and Secretary – Target $175,000.

1	Mr. Fenton’s 2012 target cash incentive compensation is shown in U.S. dollars for presentation in this proxy statement, but Mr. Fenton will be paid in GBP, with a target payout of 145,503 GBP.

The target award for each of the executives is intended to define the amount that would be earned by the executive if the Company achieves the budgeted financial objectives for the 2012 Plan. The Compensation Committee also sets award levels for performance below the “target” performance level and seeks to encourage outstanding executive performance by setting achievement levels above the “target” performance, up to the maximum level.

Long-Term Equity-Based Incentive Compensation

The Compensation Committee views long-term equity-based compensation as a critical component of the overall executive compensation program. The principal objectives for long-term equity-based compensation are to:

•	enhance the link among Company performance, the creation of stockholder value and long-term incentive compensation;

•	facilitate increased equity ownership by executives;

•	encourage executive retention through use of multiple-year vesting periods; and

•	provide competitive levels of total compensation to executive officers if expected levels of performance are achieved.

Long-term equity-based incentives are currently issued in the form of service and performance-based RSUs. Based on the Compensation Committee’s review of the Towers Perrin market study in setting executive compensation for 2010, the Compensation Committee decided that the Company’s executive officers would receive 60% of their RSU awards in performance-based RSUs and 40% in service-based RSUs. To encourage continued employment with the Company, service-based awards vest over a four-year vesting schedule. Performance-based RSUs are issued only if predetermined annual financial performance goals are achieved and are then subject to a three-year vesting period. One of the Compensation Committee’s goals in granting 40% of the RSUs in the form of service-based RSUs vesting over four years is to provide retention benefits, whereas the other 60% of the RSUs are performance-based, which the Compensation Committee believes aligns the interests of management and the stockholders. To encourage overachievement of targets, significant upside potential exists related to the number of RSUs ultimately issued. The number of performance-based RSUs ultimately issued varies based on the achievement of threshold levels of financial performance, with greater numbers of shares awarded for higher levels of financial performance. If the Company’s financial performance does not meet or exceed a set performance threshold, no performance-based RSUs are issued. All grants of equity-based compensation are currently made under the Company’s Amended 2007 Omnibus Plan. The Compensation Committee believes that the 60/40 split of performance-based and service-based RSUs has demonstrated its value in paying for performance and promoting retention.

For 2011, the Compensation Committee determined target equity-based incentive compensation for executive officers considering comparison group data prepared by Towers Perrin for use in setting 2010 compensation levels. For 2012, the Compensation Committee determined target equity-based incentive compensation for executive officers considering comparison group data in the market analysis prepared by Compensia in 2011. Based on these separate compensation studies, the Compensation Committee believes that the equity-based incentive compensation plan, including the use of performance-based RSUs and the target level of grants to each executive, is competitive with market practice, and the 60/40 split of performance-based and service-based RSUs continues to reward executives for performance and promotes retention of the Company’s executives.

In order to link equity-based incentive compensation to annual performance and to continue to align the interests of management and stockholders, the Compensation Committee initiates annual grants of equity-based incentive compensation awards to executives early in the year (as opposed to later in the year or periodically throughout the year) in connection with the annual budgeting process. Also, early in the year, the Compensation Committee will approve the annual RSU program grants as well as a pool of shares from which the Chief Executive Officer may make discretionary or new hire RSU grants throughout the year, or both, to individuals other than non-employee directors or individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act. The pool of RSUs is based on the recommendation of management and review of the overall equity compensation expense expected to be recorded in current and future years in the Company’s consolidated financial statements.

2011 Equity-Based Incentive Plan

The 2011 RSU awards for executive officers, which were 40% service-based and 60% performance-based, were approved on February 15, 2011. The service-based RSUs vest in four equal annual installments beginning on February 20, 2012. The performance-based grants vest in three equal annual installments beginning on February 20, 2012, and the number of RSUs issued was dependent on the Company’s actual ROIC for the fiscal year ended December 31, 2011, on a consolidated non-GAAP basis, with non-GAAP ROIC being defined as actual 2011 EFO, excluding certain items not considered to be part of the ongoing business, as approved in advance by the Compensation Committee, divided by Invested Capital. Invested Capital is defined as average equity, plus average debt, less average cash balances, as reported by the Company during the year ended December 31, 2011. The averages were computed using the five most recent quarter-end balances (December 31, 2010 through December 31, 2011) and included the assumption that acquisition goodwill was not impaired and continues to be present in all periods (i.e., average equity was not reduced for the non-cash goodwill impairment charge that was taken in 2008). For the performance-based RSUs, the Company achieved 105% of its budgeted 2011 ROIC range for 2011 of 10.55%—11.07%, which equated to 125% of the target number of RSUs being issued to each named executive officer. The budgeted ROIC target was set in conjunction with the Company’s overall annual budget process and was considered to be challenging, but achievable, given the tactical and strategic plans that were developed for 2011. The following levels of achievement, and corresponding levels of award of targeted equity-based incentive compensation, were used for the ROIC performance measure, with 200% of target being the maximum each executive could earn:

% Attainment	ROIC Range	% of Target RSUs
120%	Above 12.66%	200.0%
115%	12.14% - 12.66%	175.0%
110%	11.61% - 12.13%	150.0%
105%	11.08% - 11.60%	125.0%
100%	10.55% - 11.07%	100.0%
95%	10.02% - 10.54%	87.5%
90%	9.49% - 10.01%	75.0%
85%	8.96% - 9.48%	62.5%
80%	8.43% - 8.95%	50.0%
	Below 8.43%	0.0%

The budget target and actual financial attainment level for the 2011 performance-based RSU awards were as follows:

Financial Objective	Target	Actual	% Attainment	Award % per Grid
ROIC	10.55% - 11.07%	11.4%	105.0%	125.0%

The following table sets forth the number of service-based and performance-based awards to our named executive officers under the 2011 equity-based incentive plan:

		Performance-Based RSU Awards
Named Executive Officer	Service-Based RSUs Awarded (#)	Target Number of Performance- Based RSUs (1)	2011 Actual ROIC (2)	Award Level	Performance- Based RSUs Awarded (#)
Kenneth T. Lamneck, President and Chief Executive Officer	32,751	49,127	11.4%	125%	61,409

Glynis A. Bryan, Chief Financial Officer	14,124	21,186	11.4%	125%	26,483

Stuart A. Fenton, President, EMEA	10,917	16,376	11.4%	125%	20,470

Steven R. Andrews, General Counsel and Secretary	8,180	12,269	11.4%	125%	15,336

Michael P. Guggemos, Chief Information Officer	8,188	12,282	11.4%	125%	15,353

Stephen A. Speidel, Senior Vice President, Operations (3)	7,001	10,501	11.4%	125%	13,126

(1)	Target was based on the Company achieving 100% of its budgeted ROIC goal for 2011 of 10.55%—11.07%.
(2)	As defined by and calculated in accordance with the 2011 equity-based incentive plan.
(3)	As discussed elsewhere, Mr. Speidel resigned from the Company effective September 1, 2011. His awards under the 2011 equity-based incentive plan, as well as any previously awarded unvested RSUs, were forfeited upon his resignation.

2012 Equity-Based Incentive Plan

The 2012 RSU awards for executive officers, which are 40% service-based and 60% performance-based, were approved on February 15, 2012. The service-based RSUs will vest in four equal annual installments beginning on February 20, 2013. The performance-based grants will, if earned, vest in three equal annual installments beginning on February 20, 2013, and the number of RSUs to be issued, if any, will vary depending on the Company’s ROIC for the fiscal year ending December 31, 2012, on a consolidated non-GAAP basis, with non-GAAP ROIC being defined as actual 2012 EFO, excluding certain items not considered to be part of the ongoing business, as approved in advance by the Compensation Committee, divided by Invested Capital. Invested Capital is defined as average equity, plus average debt, less average cash balances, as reported by the Company during the year ending December 31, 2012. The averages will be computed using the five most recent quarter-end balances (December 31, 2011 through December 31, 2012) and include the assumption that acquisition goodwill was not impaired and continues to be present in all periods (i.e., average equity will not be reduced for the non-cash goodwill impairment charge that was taken in 2008). For the performance-based RSUs: if the Company achieves less than 92% of its budgeted 2012 ROIC, no RSUs will be issued; if the Company achieves 92% of its 2012 budgeted ROIC, 50% of the target number of RSUs will be issued; if the Company achieves 100% of its 2012 budgeted ROIC, 100% of the target number of RSUs will be issued; and if the Company achieves greater than 112% of its 2012 budgeted ROIC goal, 200% of the target number of RSUs will be issued (without duplication). The budgeted ROIC target was set in conjunction with the Company’s overall annual budget process and is considered to be challenging, but achievable, given the tactical and strategic plans that have been developed for 2012.

In determining the amount of equity-based incentive compensation for 2012, the Compensation Committee considered its goal to provide retention value for senior executives through stock price improvement, which the Compensation Committee believes aligns the interests of management and the stockholders. Based on the Compensation Committee’s careful review with Compensia in 2011 of the competitiveness of the Company’s compensation levels, including its equity award levels, and on the Compensation Committee’s review of the Company’s 2012 budget and the recommendations of Compensia, the Compensation Committee awarded RSUs to executive officers (other than Mr. Lamneck) in 2012 equal in value (as of the grant date) to the 2011 awards. As indicated elsewhere, based on the Compensia study, the Compensation Committee decided to increase Mr. Lamneck’s total direct compensation to approximate the 50th percentile of the Tech Distribution Peer Companies comparison group included in the 2011 Compensia market study and, accordingly, increased the value of Mr. Lamneck’s RSU target award to $1.9 million (Mr. Lamneck’s 2011 target award was valued at $1.5 million).

The 2012 service-based and performance-based RSUs, granted on February 20, 2012, included the following awards for our current named executive officers(1):

Named Executive Officer	Service-Based RSUs (#)	Target Number of Performance- Based RSUs (#)(2)
Kenneth T. Lamneck, President and Chief Executive Officer	34,577	51,866

Glynis Bryan, Chief Financial Officer	11,772	17,659

Stuart A. Fenton, President, EMEA	9,099	13,649

Steven R. Andrews, General Counsel and Secretary	6,818	10,226

Michael P. Guggemos, Chief Information Officer	6,824	10,237

(1)	As discussed elsewhere, Mr. Speidel, former Senior Vice President, Operations, resigned from the Company effective September 1, 2011.
(2)	Target award, which is based on the Company achieving 100% of its 2012 budgeted ROIC, as defined by and calculated in accordance with the 2012 equity-based incentive plan. As discussed above, if the Company achieves less than 92% of its budgeted 2012 ROIC, no RSUs will be issued; if the Company achieves 92% of its 2012 budgeted ROIC, a total of 50% of the target number of RSUs will be issued; if the Company achieves 101% of its 2012 budgeted ROIC, a total of 100% of the target number of RSUs will be issued; and if the Company achieves greater than 120% of its 2012 budgeted ROIC goal, a total of 200% of the target number of RSUs will be issued.

Nonqualified Deferred Compensation Plan

Named executive officers other than Mr. Fenton (as well as other eligible U.S. employees) may participate in the Insight Nonqualified Deferred Compensation Plan (“Deferred Compensation Plan”), a nonqualified deferred compensation plan adopted and approved by the Compensation Committee and ratified by the Board of Directors. The Deferred Compensation Plan permits participants to voluntarily defer receipt of compensation, and participants earn a rate of return on their deferred amounts based on their selection from a variety of independently managed funds. The Company does not provide a guaranteed rate of return on these deferred amounts, and the rate of return realized depends on the participant’s fund selections and market performance of these funds. The Company does not currently make any contributions to the Deferred Compensation Plan and, other than immaterial administrative costs, incurs no expense with this program.

Severance and Change in Control Plans

Severance and change in control plans are designed to facilitate the Company’s ability to attract and retain executives as the Company competes for talented employees in a marketplace where such protections are commonly offered. Severance benefits are designed to provide benefits to ease an executive’s transition following an unexpected employment termination by the Company due to changes in the Company’s employment needs. Change in control benefits are intended to encourage executives to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes. See further detail under the section entitled “Employment Agreements, Severance and Change in Control Plans.”

Benefits and Perquisites

Our named executive officers participate in benefit plans generally available to all of our teammates, including medical, health, life insurance and disability plans. Our named executive officers other than Mr. Fenton are also eligible to participate in the Company’s 401(k) plan, and receive Company matching contributions, to the extent made by the Company, which are generally available to our teammates. Mr. Fenton is eligible to participate in a group personal pension plan in the United Kingdom and receive Company matching contributions, to the extent made by the Company, which is a benefit generally available to our teammates in the United Kingdom. Beginning January 1, 2008, our named executive officers other than Mr. Fenton are also eligible to participate in the Company’s Nonqualified Deferred Compensation Plan, which is discussed below in more detail under the caption “Nonqualified Deferred Compensation Plan.” Mr. Fenton also receives an automobile allowance, which is a benefit generally available to executives in the United Kingdom. These benefits are part of our broad-based total compensation programs offered in the geography in which each of the executives resides.

We provide our executive officers with relatively limited perquisites that we believe are reasonable and in the best interests of the Company. We promote wellness initiatives in our employee health insurance plans, and we provide physicals and make premium payments for long-term disability insurance for all of our named executive officers. In 2011, Mr. Fenton was provided with an automobile allowance and private medical coverage, which are benefits generally available to management in the United Kingdom where Mr. Fenton works and resides. Except for perquisites provided to Mr. Fenton, the value of perquisites did not exceed $10,000 in the aggregate for any of the other named executive officers during 2011. The costs of perquisites and other personal benefits provided to our named executive officers during 2011 are included in the Summary Compensation Table in this proxy statement and identified in the footnotes thereto.

Stock Ownership Guidelines

In February 2007, the Board, upon the recommendation of the Compensation Committee, adopted stock ownership guidelines that:

•	are designed to align the interests of key executives, Board members and stockholders;

•	provide a five-year transition period for each new executive and each new Board member to reach ownership guidelines; and

•	define which ownership interests will count towards the guidelines.

The guidelines specify that, subsequent to the five-year transition period, as of each January 1, each executive and each Board member is expected to hold shares of Insight common stock with a value at least equal to a specified multiple of his or her annual base salary or retainer. For the President and Chief Executive Officer, two times annual base salary is required, for all other Executives, one times annual base salary is required, and for Board members, two times the annual base retainer is required. Failure to meet or to show sustained progress toward meeting the Stock Ownership Guidelines may result in a reduction in future long-term incentive grants and also may result in a requirement to retain some or all stock attained through Company grants of equity until the Stock Ownership Guidelines are attained.

Executive Compensation Recovery

We have an incentive compensation recovery policy that applies to our executive officers. Under this policy, in the event of a material restatement of our financial results, we may recover from an executive officer any incentive compensation that was based on having met or exceeded performance targets if an executive officer engaged in fraud or intentional misconduct that resulted in an increase in his or her incentive compensation.

Chief Executive Officer Compensation

The Compensation Committee determines compensation for the Chief Executive Officer using the same criteria it uses for other executives, placing relatively less emphasis on base salary and, instead, creating greater performance-based opportunities for short-term and long-term incentive compensation (cash and equity, respectively).

As noted above, Compensia’s 2011 study indicated that total cash compensation for 2011 for the Company’s CEO fell below the 25th percentile relative to the companies cited in the Compensia study, while long-term equity-based incentive compensation levels for the CEO fell generally between the 25th and 50th percentile. Based on the work conducted by the Committee and Compensia, the Committee decided to increase CEO compensation in 2012 to approximate the 50th percentile of the Tech Distribution Peer Group Companies comparison group included in the 2011 Compensia market study, with an adjustment to make base salary competitive, while emphasizing cash and equity-based incentive compensation. As a result, Mr. Lamneck’s base salary and target cash incentive compensation for 2012 were each raised to $675,000 (from $618,000 and $600,000, respectively, and his target equity-based compensation was raised from $1,500,000 to $1,900,000, for total target direct compensation of $3,250,000 (from $2,718,000).

Response to Last Year’s “Say-on-Pay” Vote

At our 2011 annual stockholders’ meeting, we held a non-binding advisory stockholder vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders approved the compensation of our named executive officers, with over 80% of stockholder votes cast in favor of our 2011 say-on-pay resolution. As we evaluated our executive compensation practices since that vote, we were mindful of the strong support our stockholders expressed for our pay for performance compensation philosophy. As a result, following our annual review of our executive compensation philosophy, the Compensation Committee decided to retain our general approach to executive compensation, but with continued emphasis on aligning the executive compensation programs with the Company’s strategic goals.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) generally prohibits a public company from taking an income tax deduction for compensation over $1 million paid to the principal executive officer and any one of the three highest paid executive officers (other than the principal executive officer or the principal financial officer) as of the close of the applicable taxable year, unless certain conditions are met. While the anticipated tax treatment of compensation is given some weight in making compensation decisions, the Compensation Committee has not adopted a policy of limiting awards of compensation to amounts that would be deductible under Section 162(m) because the Compensation Committee believes that awards of compensation which would not comply with the Section 162(m) requirements could at times further the long-term interests of the Company and its stockholders. Nevertheless, the Compensation Committee believes that it is important to maximize the corporate tax deductibility of executive compensation. Therefore, to help maximize the deductibility of payments made beginning in 2008, the Company sought and received stockholder approval of its 2007 Omnibus Plan.

Accounting for Stock-Based Compensation

Stock-based compensation is measured based on the fair value of the award on the date of grant, and the corresponding expense is recognized over the period during which the executive is required to provide service in exchange for the reward. Compensation expense related to service-based RSUs is recognized on a straight-line basis over the requisite service period for the entire award. Compensation expense related to performance-based RSUs is recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in-substance, multiple awards (i.e., a graded vesting basis).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management, and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE:

Kathleen S. Pushor, Chair	Bennett Dorrance
Richard E. Allen	Robertson C. Jones

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any such filings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during 2011 were Ms. Pushor (Chair) and Messrs. Dorrance, Jones and Woods (Mr. Woods resigned from the Board on July 8, 2011). No member of the Compensation Committee was at any time during 2011 or at any other time an officer or employee of Insight, and no member had any relationship with Insight requiring disclosure under Item 404 of Regulation S-K. No executive officer of Insight has served on the Board or Compensation Committee of any other entity that has or has had one or more executive officers who served as a member of the Board or the Compensation Committee of Insight during 2011.

SUMMARY COMPENSATION TABLE

The table below sets forth the total compensation for services rendered to us by our principal executive officer, our principal financial officer and our four other most highly compensated executive officers. We refer to these persons as named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Kenneth T. Lamneck (5) President and Chief Executive Officer	2011	618,000	—	1,500,005	913,950	12,730	3,044,685
	2010	600,000	500,000	3,240,375	1,200,000	114,217	5,654,592

Glynis A. Bryan Chief Financial Officer	2011	412,000	—	646,880	647,381	12,518	1,718,779
	2010	400,000	—	646,878	637,600	—	1,684,478
	2009	400,000	—	246,857	343,294	3,675	993,826

Stuart A. Fenton (6) President – EMEA	2011	490,611	—	500,007	373,861	51,225	1,415,704
	2010	459,134	—	1,307,742	345,060	29,050	2,140,986
	2009	351,961	—	203,915	168,355	26,801	751,032

Steven R. Andrews General Counsel and Secretary	2011	293,550	—	374,626	266,569	14,881	949,626
	2010	285,000	—	374,631	262,600	20,679	942,910
	2009	285,000	—	122,562	141,356	—	548,918

Michael P. Guggemos Chief Information Officer	2011	330,000	—	375,010	226,203	11,581	942,794

Stephen A. Speidel (7) Senior Vice President, Operations	2011	195,220	—	320,636	—	588,453	1,104,309
	2010	270,000	—	320,637	172,500	—	763,137
	2009	270,000	25,000	122,562	92,891	1,057	511,510

(1)	In conjunction with Mr. Lamneck’s employment effective January 1, 2010, the Company agreed to compensate Mr. Lamneck for incentive compensation foregone at his previous employer by making a one-time payment of $500,000 in addition to the one-time award of service-based awards described below.
(2)	These amounts reflect the grant date fair value of the RSU awards granted to our named executive officers. For awards subject to performance conditions, the grant date fair value reported was based on the probable outcome of the performance conditions, determined as of the grant date.

For 2011, the grant date fair value was calculated based on the closing price of the Company’s common stock on February 18, 2011 (the last trading day immediately preceding the grant date because the grant date was not a trading day) of $18.32 multiplied by the target number of RSU awards, as the target was considered to be the probable outcome as of the grant date. For the 60% of the 2011 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of RSU awards. For Mr. Lamneck, Ms. Bryan, Mr. Fenton, Mr. Andrews, Mr. Guggemos and Mr. Speidel, the maximum value of RSUs assuming the maximum achievement at the highest level of performance was $2,400,012, $1,035,007, $800,016, $599,394, $600,017 and $513,015, respectively (Mr. Speidel forfeited the award and other unvested awards upon his resignation on September 1, 2011). As discussed in the CD&A section of this proxy statement, the actual award for 2011 was 125% of the target number of performance-based RSUs.

For 2010, the grant date fair value was calculated based on the closing price of the Company’s common stock on February 19, 2010 (the last trading day immediately preceding the grant date because the grant date was not a trading day) of $13.25 multiplied by the target number of RSU awards, as the target was considered to be the probable outcome as of the grant date. For the 60% of the 2010 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of RSU awards. For Mr. Lamneck, Ms. Bryan, Mr. Fenton, Mr. Andrews and Mr. Speidel, the maximum value of RSUs assuming the maximum achievement at the highest level of performance was $2,784,607, $1,035,011, $800,009, $599,404 and $513,014, respectively. The actual award for 2010 was 200% of the target number of performance-based RSUs. Additionally, in conjunction with Mr. Lamneck’s employment effective January 1, 2010, the Company agreed to compensate Mr. Lamneck for incentive compensation foregone at his previous employer, by making a one-time award of 131,349 service-based RSUs, which equated to an aggregate value of $1,500,000, based on the closing price of the Company’s common stock on December 31, 2009 (the last trading day immediately preceding the grant date of January 1, 2010 since the grant date was not a trading day) in addition to the one-time cash bonus payment of $500,000 described above. On March 10, 2010, the Compensation Committee awarded a special RSU grant to Mr. Fenton of 56,604 shares as a retention incentive, vesting over a 5-year period, with no shares vesting on the first anniversary of the award and 25% vesting on each of the second, third, fourth and fifth anniversaries of the award. The grant date fair value of the special award to Mr. Fenton was calculated based on the closing price of the Company’s common stock on March 10, 2010 (the grant date) of $14.27.

For 2009, the grant date fair value was calculated based on the closing price of the Company’s common stock on February 20, 2009 (the date of grant) of $2.75 multiplied by the target number of RSU awards, as the target was considered to be the probable outcome as of the grant date. For the 60% of the 2009 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of RSU awards. For Ms. Bryan, Mr. Fenton, Mr. Andrews and Mr. Speidel, the maximum value of RSUs assuming the maximum achievement at the highest level of performance would have been $394,970, $326,264, $196,099 and $196,099, respectively. The actual award for 2009 was 120% of the target number of performance-based RSUs.

For all three years for which grant date fair value is presented in the table above, no estimate of forfeitures is included in these amounts, nor were any actual forfeitures included in these amounts.

(3)	Non-Equity Incentive Plan Compensation represents bonuses earned by executives under the 2011, 2010 and 2009 cash incentive plans, respectively. The cash incentive plan compensation for 2011 was paid to the named executive officers prior to March 15, 2012.
(4)	All Other Compensation for 2011 represents payments to:

•

Mr. Lamneck for the cost of an executive health examination, matching contributions to his 401(k), expenses incurred related to premium payments made on his behalf for long-term disability insurance and an allowance for cell phone expenses. We consider the cost of the executive health examination and premium payments for long-term disability insurance to be perquisites.

•

Ms. Bryan for expenses incurred related to premium payments made on her behalf for long-term disability insurance, matching contributions to her 401(k), the cost of an executive health examination and an allowance for cell phone expenses. We consider the cost of the executive health examination and premium payments for long-term disability insurance to be perquisites.

•	Mr. Fenton for an auto allowance of $27,675, retirement plan contributions and private medical coverage. We consider the cost of the auto allowance and private medical coverage to be perquisites.

•

Mr. Andrews for expenses incurred related to premium payments made on his behalf for long-term disability insurance, the cost of an executive health examination, matching contributions to his 401(k), a wellness incentive in the form of a reduction of his annual medical premiums and an allowance for cell phone expenses. We consider the cost of the executive health examination and premium payments for long-term disability insurance to be perquisites.

•

Mr. Guggemos for expenses incurred related to premium payments made on his behalf for long-term disability insurance, matching contributions to his 401(k), a wellness incentive in the form of a reduction of his annual medical premiums and an allowance for cell phone expenses. We consider the premium payments for long-term disability insurance to be perquisites.

•

Mr. Speidel for severance of $565,600, payout of accrued vacation, expenses incurred related to premium payments made on his behalf for long-term disability insurance, payment of COBRA benefit premiums subsequent to his resignation from the Company through December 31, 2011, matching contributions to his 401(k) and an allowance for cell phone expenses. Mr. Speidel’s employment with the Company ended on September 1, 2011, with Mr. Speidel receiving severance equal to one year of base salary ($278,100), one times his annual target cash incentive compensation for 2010 ($172,500) and one times his annual target cash incentive compensation for 2011 ($115,000). We consider the premium payments for long-term disability insurance to be perquisites.

(5)	Mr. Lamneck was appointed President and Chief Executive Officer effective January 1, 2010. The amounts shown in the Summary Compensation Table for 2010 include $2,000,000 of one-time amounts to compensate Mr. Lamneck for incentive compensation foregone at his previous employer. Mr. Lamneck’s 2010 compensation is detailed as follows:

	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
One-time	$—	$500,000	$1,500,000	$—	$104,897	$2,104,897
Ongoing	600,000	—	1,740,375	1,200,000	9,320	3,549,695

Total	$600,000	$500,000	$3,240,375	$1,200,000	$114,217	$5,654,592

(6)	Mr. Fenton is a resident of the United Kingdom. He is paid in GBP. The salary and all other compensation amounts included in the table above were determined by multiplying the average exchange rates applicable for the quarters ended March 31, June 30, September 30, and December 31 of each year, respectively, by the compensation earned during the quarter.
(7)	Mr. Speidel resigned from the Company effective September 1, 2011.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding grants of plan-based awards made during the year ended December 31, 2011 to the named executive officers.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock and Option
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock (#)(3)	Awards ($)(3)
Kenneth T. Lamneck	—	2/15/2011	—	600,000	1,200,000	—	—	—	—	—
	2/20/2011	2/15/2011	—	—	—	—	49,127	98,254	—	900,007
	2/20/2011	2/15/2011	—	—	—	—	—	—	32,751	599,998

Glynis A. Bryan	—	2/15/2011	—	425,000	850,000	—	—	—	—	—
	2/20/2011	2/15/2011	—	—	—	—	21,186	42,372	—	388,128
	2/20/2011	2/15/2011	—	—	—	—	—	—	14,124	258,752

Stuart A. Fenton (4)	—	2/15/2011	—	261,900	523,800	—	—	—	—	—
	2/20/2011	2/15/2011	—	—	—	—	16,376	32,752	—	300,008
	2/20/2010	2/15/2011	—	—	—	—	—	—	10,917	199,999

Steven R. Andrews	—	2/15/2011	—	175,000	350,000	—	—	—	—	—
	2/20/2011	2/15/2011	—	—	—	—	12,269	24,538	—	224,768
	2/20/2011	2/15/2011	—	—	—	—	—	—	8,180	149,858

Michael P. Guggemos	—	2/15/2011	—	148,500	297,000	—	—	—	—	—
	2/20/2011	2/15/2011	—	—	—	—	12,282	24,564	—	225,006
	2/20/2011	2/15/2011	—	—	—	—	—	—	8,188	150,004

Stephen A. Speidel (5)	—	2/15/2011	—	115,000	230,000	—	—	—	—	—
	2/20/2011	2/15/2011	—	—	—	—	10,501	21,002	—	192,378
	2/20/2011	2/15/2011	—	—	—	—	—	—	7,001	128,258

(1)	Represents awards under the 2011 cash incentive plan discussed under the heading “2011 Cash Incentive Plan” of the CD&A in this proxy statement. The maximum estimated future payouts under non-equity incentive plan awards was computed as 200% of the target cash incentive compensation component that was based exclusively on three specific financial objectives for each named executive officer. Actual amounts are reflected in the Summary Compensation Table, and there are no future payouts related to these awards.

(2)	Pursuant to the 2011 equity-based incentive compensation program, grants of service-based (40%) and performance-based (60%) RSUs to our named executive officers were made on February 20, 2011. For the 60% of the 2011 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of RSU awards. The number of actual performance-based RSUs ultimately awarded was 125% of the target, determined by over-achievement of targeted consolidated non-GAAP ROIC of the Company for the fiscal year ended December 31, 2011.
(3)	The grant date fair value for the annual plan-based awards was calculated based on the closing price of the Company’s common stock on February 18, 2011 of $18.32 multiplied by the target number of RSU awards, as the target was considered to be the probable outcome as of the grant date. The grant date fair values of stock awards are also reflected in the Summary Compensation Table.
(4)	Mr. Fenton’s cash incentive target and maximum amounts for the 2011 cash incentive plan were translated into U.S. dollars for presentation in this proxy statement. The target and maximum estimated future payouts under non-equity incentive plan awards are 145,503 GBP and 291,006 GBP, respectively.
(5)	Mr. Speidel resigned from the Company effective September 1, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding outstanding equity awards at December 31, 2011 for the named executive officers.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Kenneth T. Lamneck	—	—	—	321,832	4,920,811

Glynis A. Bryan	200,000	17.77	12/17/2012	—	—
	—	—	—	126,194	1,929,506

Stuart A. Fenton	—	—	—	155,924	2,384,078

Steven R. Andrews	—	—	—	70,312	1,075,070

Michael P. Guggemos	—	—	—	48,398	740,005

Stephen A. Speidel (4)	—	—	—	—	—

(1)	There are no unvested options outstanding as of December 31, 2011. The option awards to Ms. Bryan were made under the 2007 Omnibus Plan.
(2)	Under various service-based equity incentive compensation programs, our named executive officers have received varying levels of grants of service-based RSUs that vest ratably over four years (for grants pursuant to the 2011 equity-based incentive compensation plans) or three years (for grants pursuant to the 2010 and 2009 equity-based incentive compensation plans).

Pursuant to the 2011 equity-based incentive compensation program, grants of service-based (40%) and performance-based (60%) RSUs to our named executive officers were made in February 2011. For the 60% of the 2011 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of RSU awards. The number of actual performance-based RSUs ultimately awarded was 125% of the target, determined by over-achievement of targeted consolidated non-GAAP ROIC of the Company for the fiscal year ended December 31, 2011. As of December 31, 2011, upon the Company’s achievement of the actual non-GAAP ROIC amount for the fiscal year ended December 31, 2011, the RSUs effectively became service-based RSUs, vesting ratably over the three years following the grant date. All of these grants of RSUs were made under the 2007 Omnibus Plan.

Pursuant to the 2010 equity-based incentive compensation program, grants of service-based (40%) and performance-based (60%) RSUs to our named executive officers were made in February 2010. For the 60% of the 2010 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of RSU awards. The number of actual performance-based RSUs ultimately awarded was 200% of the target, determined by over-achievement of targeted consolidated non-GAAP diluted EPS of the Company for the fiscal year ended December 31, 2010. As of December 31, 2010, upon the Company’s achievement of the actual non-GAAP diluted EPS amount for the fiscal year ended December 31, 2010, the RSUs effectively became service-based RSUs, vesting ratably over the three years following the grant date. All of these grants of RSUs were made under the 2007 Omnibus Plan.

Pursuant to the 2009 equity-based incentive compensation program, grants of service-based (40%) and performance-based (60%) RSUs to our named executive officers were made in February 2009. For the 60% of the 2009 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of RSU awards. The number of actual performance-based RSUs ultimately awarded was 120% of the target, determined by over-achievement of targeted consolidated non-GAAP diluted EPS of the Company for the fiscal year ended December 31, 2009. As of December 31, 2009, upon the Company’s achievement of the actual non-GAAP diluted EPS amount for the fiscal year ended December 31, 2009, the RSUs effectively became service-based RSUs, vesting ratably over the three years following the grant date. All of these grants of RSUs were made under the 2007 Omnibus Plan.

(3)	Represents the value based upon the number of shares awarded multiplied by the closing price on December 31, 2011 ($15.29).
(4)	Mr. Speidel resigned from the Company effective September 1, 2011. All unvested shares were forfeited upon his resignation.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information with respect to shares of Company common stock acquired through exercises of stock options and vesting of restricted shares and units and the number of shares acquired and value realized on exercise or vesting by the named executive officers during 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Kenneth T. Lamneck	113,836	1,859,555

Glynis A. Bryan	64,552	1,160,193

Stuart A. Fenton	47,810	875,879

Steven R. Andrews	31,718	581,074

Michael P. Guggemos	12,429	198,243

Stephen A. Speidel (2)	29,545	541,264

(1)	During 2011, the stock awards (all RSUs) that vested for the named executive officers in the United States were net-share settled such that the Company withheld shares with value equivalent to the named executive officer’s minimum statutory United States tax obligation for the applicable income and other employment taxes and remitted cash to the appropriate taxing authorities. The amounts in the table represent the gross number of shares and value realized on vesting for each of the named executive officers. The net number of shares acquired by Mr. Lamneck, Ms. Bryan, Mr. Andrews, Mr. Guggemos and Mr. Speidel on vesting was 71,600, 41,753, 22,475, 8,620 and 20,256, respectively. No options were exercised by our named executive officers during 2011.
(2)	Mr. Speidel resigned from the Company effective September 1, 2011.

Employment Agreements, Severance and Change in Control Plans

Our current employment agreements with executives and our incentive compensation plans reflect our compensation philosophy. The employment agreements for our named executive officers provide for continually renewing terms (one year for Messrs. Lamneck, Andrews, Guggemos and Speidel and two years for Ms. Bryan and Mr. Fenton). All change in control benefits are “double trigger” (which means that they are triggered by two events, a change in control plus a triggering termination under the change of control agreement), provided, however, that under the terms of the Amended 2007 Omnibus Plan, applicable to all employees, a change in control would result in all stock awards becoming fully exercisable and vested to the full extent of the original grant, any restrictions would lapse and all performance-based awards would be earned and payable in full at target levels.

The Company’s employment agreements with its executives are intended to comply with Section 409A of the Code (other than Mr. Fenton, who resides in the United Kingdom). The material terms of the employment agreements with our current named executive officers are as follows:

Kenneth T. Lamneck

(i)	Effective as of January 1, 2010.

(ii)	A severance payment upon termination “without cause,” by Mr. Lamneck for “good reason,” as those terms are defined in the agreement, or at the expiration of the term due to the Company’s issuance of a non-renewal notice. In the event of such termination and subject to a release of claims against the Company by Mr. Lamneck, he will be entitled to receive severance pay in the amount of $1,800,000, payable in 24 semi-monthly equal installments over a period of 12 months following the date of termination.

(iii)	In the event of Mr. Lamneck’s death or “disability,” as such term is defined in the agreement, he or his estate shall receive payment for earned, but unpaid base salary, accrued but unused vacation, unreimbursed business expenses and any vested benefits he may be entitled to receive under any Company disability or insurance plan or other applicable employee benefit plan.

(iv)	The agreement also provides for non-disclosure by Mr. Lamneck of our confidential information and includes covenants by him not to compete with Insight or solicit its employees, suppliers or customers for a period of 12 months following termination of employment.

The table below outlines the potential payments to Mr. Lamneck upon the occurrence of certain termination triggering events assuming a hypothetical effective date of termination of December 31, 2011:

Triggering Event	Severance	Stock Based Compensation Awards (1)	Benefits	Total
Termination Without Cause or for Good Reason as defined in the employment agreement	$1,800,000	$—	$—	$1,800,000

Change in Control – Involuntary Termination	1,800,000	2,085,580	—	3,885,580

Change in Control – Without Termination	—	2,085,580	—	2,085,580

Disability	—	—	—	—

Death	—	—	—	—

(1)	Represents the unamortized expense related to RSUs at December 31, 2011. Assuming a hypothetical termination date of December 31, 2011, the intrinsic value of the stock awards available to Mr. Lamneck is $4,920,811, which represents the value based on the closing price of the Company’s common stock on December 31, 2011 of $15.29 per share.

Glynis A. Bryan

(i)	Effective as of January 1, 2009.

(ii)	A severance payment upon termination “without cause” or termination by Ms. Bryan for “good reason,” as those terms are defined in the agreement, payable upon termination, equal to two times her annual base salary, plus one times the annual cash incentive bonus during one of the two immediately preceding fiscal years that would produce the higher award, plus a prorated portion of any current quarterly or annual cash incentive bonus, plus benefits continuation until the earlier of (1) 24 months or (2) the day on which she is eligible to receive substantially similar benefits without being required to pay any premiums with respect to such benefits.

(iii)	A severance payment following a “change in control” of the Company if Ms. Bryan terminates her employment for “good reason,” or the Company terminates her employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 24 months after the change in control occurs, equal to two times her highest annual base salary in effect during the term of the agreement and two times the higher annual cash incentive bonus during one of the two immediately preceding fiscal years which would produce the higher award, plus a prorated portion of any current quarterly or annual cash incentive bonus, plus benefits continuation through the earlier of (1) 42 months following termination or (2) the date on which she is eligible to receive substantially similar benefits without being required to pay any premiums with respect to such benefits. All payments made following a “change in control” are to be grossed-up for Ms. Bryan’s excise taxes if the payment exceeds prescribed limits.

(iv)	In the event of Ms. Bryan’s death, her estate will be entitled to a lump sum payment equal to 90 days of her base salary and a prorated portion of any cash incentive compensation earned for the quarter in which her death occurred, plus a prorated cash incentive bonus for the year in which her death occurs for any cash incentive compensation plan with annual objectives.

(v)	In the event of Ms. Bryan’s “disability” as such term is defined in the agreement, she will be entitled to a lump sum payment equal to 90 days of her base salary and a prorated portion of any cash incentive compensation earned for the quarter in which the agreement is terminated due to disability, plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives.

(vi)	The agreement also provides for non-disclosure by Ms. Bryan of our confidential information and includes covenants by her not to compete with Insight or solicit its employees, suppliers or customers for a period of two years following termination of employment.

The table below outlines the potential payments to Ms. Bryan upon the occurrence of certain termination triggering events assuming a hypothetical effective date of termination of December 31, 2011:

Triggering Event	Severance	Stock Based Compensation Awards (1)	Benefits	Total
Termination Without Cause or for Good Reason as defined in the employment agreement	$1,814,675	$—	$24,440	$1,839,115

Change in Control – Involuntary Termination	2,157,969	655,706	42,770	2,856,445

Change in Control – Without Termination	—	655,706	—	655,706

Disability	750,381	—	—	750,381

Death	750,381	—	—	750,381

(1)	Represents the unamortized expense related to RSUs at December 31, 2011. Assuming a hypothetical date of termination of December 31, 2011, the intrinsic value of the stock awards available to Ms. Bryan is $1,929,506, which represents the value based on the closing price of the Company’s common stock on December 31, 2011 of $15.29 per share. Ms. Bryan’s option awards had no intrinsic value at December 31, 2011 because the exercise price for the outstanding awards was greater than the closing price of the Company’s common stock on that date.

Stuart A. Fenton

(i)	Amended and restated agreement entered into as of May 18, 2010.

(ii)	A severance payment upon termination “without cause” or termination by Mr. Fenton for “good reason,” as those terms are defined in the agreement, payable upon termination, equal to two times his annual base salary, plus one times the annual cash incentive bonus during one of the two immediately preceding fiscal years that would produce the higher award, plus a prorated portion of any current quarterly or annual cash incentive bonus, plus benefits continuation until the earlier of (1) 24 months or (2) the date on which he is eligible to receive substantially similar benefits without being required to pay any premium with respect to such benefits.

(iii)	A severance payment following a “change in control” of the Company if Mr. Fenton terminates his employment for “good reason,” or the Company terminates his employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 24 months after the change in control occurs, equal to two times his highest annual base salary in effect during the term of the agreement and two times the higher annual cash incentive bonus during one of the two immediately preceding fiscal years which would produce the higher award, plus a prorated portion of any current quarterly or annual cash incentive bonus, plus benefits continuation through the earlier of (1) 42 months following termination or (2) the date on which he is eligible to receive substantially similar benefits without being required to pay any premium with respect to such benefits.

(iv)	In the event of Mr. Fenton’s death, his estate will be entitled to a lump sum payment equal to 90 days of his base salary and a prorated portion of any cash incentive compensation earned for the quarter in which his death occurred, plus a prorated cash incentive bonus for the year in which his death occurs for any cash incentive compensation plan with annual objectives.

(v)	In the event of Mr. Fenton’s “disability” as such term is defined in the agreement, he will be entitled to a lump sum payment equal to 90 days of his base salary and a prorated portion of any cash incentive compensation earned for the quarter in which the agreement is terminated due to disability, plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives.

(vi)	The agreement also provides for non-disclosure by Mr. Fenton of our confidential information and includes covenants by him not to compete with Insight or solicit its employees, suppliers or customers for a period of 12 months following termination of employment.

The table below outlines the potential payments to Mr. Fenton upon the occurrence of certain termination triggering events assuming a hypothetical effective date of termination of December 31, 2011:

Triggering Event	Severance (1)	Stock Based Compensation Awards (2)	Benefits	Total
Termination Without Cause or for Good Reason as defined in the employment agreement	$1,574,880	$—	$4,911	$1,579,791

Change in Control – Involuntary Termination	1,829,191	1,022,555	8,594	2,860,340

Change in Control – Without Termination	—	1,022,555	—	1,022,555

Disability	492,200	—	—	492,200

Death	492,200	—	—	492,200

(1)	Severance payment translated into U.S. dollars using the GBP average exchange rates applicable for the quarters ended March 31, June 30, September 30, and December 31, 2011 by the compensation earned during the quarter.
(2)	Represents the unamortized expense related to RSUs at December 31, 2011. Assuming a hypothetical date of termination of December 31, 2011, the intrinsic value of the stock awards available to Mr. Fenton is $2,384,078, which represents the value based upon the closing price of the Company’s common stock on December 31, 2011 of $15.29 per share.

Steven R. Andrews

(i)	Effective as of January 1, 2009.

(ii)	A severance payment upon termination “without cause” or termination by Mr. Andrews for “good reason,” as those terms are defined in the agreement, payable upon termination, equal to one times his annual base salary, plus one times the annual cash incentive bonus during the immediately preceding fiscal year, plus a prorated portion of any current quarterly or annual cash incentive bonus, plus benefits continuation until the earlier of (1) 12 months or (2) the day on which he is eligible to receive substantially similar benefits without being required to pay any premium with respect to such benefits.

(iii)	A severance payment following a “change in control” of the Company if Mr. Andrews terminates his employment for “good reason,” or the Company terminates his employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 12 months after the change in control occurs, equal to two times his highest annual base salary in effect during the term of the agreement and two times the higher annual cash incentive bonus during one of the two immediately preceding fiscal years which would produce the higher award, plus a prorated portion of any current quarterly or annual cash incentive bonus, plus benefits continuation through the earlier of (1) 24 months following termination or (2) the day on which he is eligible to receive substantially similar benefits without being required to pay any premium with respect to such benefits. In the event that payments made following a “change in control” would trigger an excise tax under the Code, the payments are to be reduced to the highest amount that would not trigger that excise tax, except that the limitation would not apply if the difference between the calculated amount (without applying the cap) and the reduced amount (after applying the cap) is greater than 25%.

(iv)	In the event of Mr. Andrews’ death, his estate will be entitled to a lump sum payment equal to 90 days of his base salary and a prorated portion of any cash incentive compensation earned for the quarter in which his death occurred, plus a prorated cash incentive bonus for the year in which his death occurs for any cash incentive compensation plan with annual objectives.

(v)	In the event of Mr. Andrews’ “disability” as such term is defined in the agreement, he will be entitled to a lump sum payment equal to 90 days of his base salary and a prorated portion of any cash incentive compensation earned for the quarter in which the agreement is terminated due to disability, plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives.

(vi)	The agreement also provides for non-disclosure by Mr. Andrews of our confidential information and includes covenants by him not to compete with Insight or solicit its employees, suppliers or customers for a period of 12 months following termination of employment.

The table below outlines the potential payments to Mr. Andrews upon the occurrence of certain termination triggering events assuming a hypothetical effective date of termination of December 31, 2011:

Triggering Event	Severance	Stock Based Compensation Awards (1)	Benefits	Total
Termination Without Cause or for Good Reason as defined in the employment agreement	$701,475	$—	$17,073	$718,548

Change in Control – Involuntary Termination	1,136,381	379,131	34,146	1,549,658

Change in Control – Without Termination	—	379,131	—	379,131

Disability	339,957	—	—	339,957

Death	339,957	—	—	339,957

(1)	Represents the unamortized expense related to RSUs at December 31, 2011. Assuming a hypothetical date of termination of December 31, 2011, the intrinsic value of stock awards available to Mr. Andrews is $1,075,070, which represents the value based on the closing price of the Company’s common stock on December 31, 2011 of $15.29 per share.

Michael P. Guggemos

(i)	Effective as of November 1, 2010.

(ii)	A severance payment upon termination “without cause” or termination by Mr. Guggemos for “good reason,” as those terms are defined in the agreement, payable upon termination, equal to one times his annual base salary, plus one times the annual cash incentive bonus during the immediately preceding fiscal year, plus a prorated portion of any current quarterly or annual cash incentive bonus, plus benefits continuation until the earlier of (1) 12 months or (2) the day on which he is eligible to receive substantially similar benefits without being required to pay any premium with respect to such benefits.

(iii)	A severance payment following a “change in control” of the Company if Mr. Guggemos terminates his employment for “good reason,” or the Company terminates his employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 12 months after the change in control occurs, equal to one times his highest annual base salary in effect during the term of the agreement and one times the annual cash incentive bonus during the immediately preceding fiscal year, plus a prorated portion of any current quarterly or annual cash incentive bonus, plus benefits continuation through the earlier of 12 months following termination or eligibility for new benefits. In the event that payments made following a “change in control” would trigger an excise tax under the Code, the payments are to be reduced to the highest amount that would not trigger that excise tax, except that the limitation would not apply if the difference between the calculated amount (without applying the cap) and the reduced amount (after applying the cap) is greater than 25%.

(iv)	In the event of Mr. Guggemos’ death, his estate will be entitled to a lump sum payment equal to 90 days of his base salary and a prorated portion of any cash incentive compensation earned for the quarter in which his death occurred, plus a prorated cash incentive bonus for the year in which his death occurs for any cash incentive compensation plan with annual objectives.

(v)	In the event of Mr. Guggemos’ “disability” as such term is defined in the agreement, he will be entitled to a lump sum payment equal to 90 days of his base salary and a prorated portion of any cash incentive compensation earned for the quarter in which the agreement is terminated due to disability, plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives.

(vi)	The agreement also provides for non-disclosure by Mr. Guggemos of our confidential information and includes covenants by him not to compete with Insight or solicit its employees, suppliers or customers for a period of 12 months following termination of employment.

The table below outlines the potential payments to Mr. Guggemos upon the occurrence of certain termination triggering events assuming a hypothetical effective date of termination of December 31, 2011:

Triggering Event	Severance	Stock Based Compensation Awards (1)	Benefits	Total
Termination Without Cause or for Good Reason as defined in the employment agreement	$696,203	$—	$20,403	$716,606

Change in Control – Involuntary Termination	696,203	575,147	20,403	1,291,753

Change in Control – Without Termination	—	575,147	—	575,147

Disability	308,703	—	—	308,703

Death	308,703	—	—	308,703

(1)	Represents the unamortized expense related to RSUs at December 31, 2011. Assuming a hypothetical date of termination of December 31, 2011, the intrinsic value of stock awards available to Mr. Guggemos is $740,005, which represents the value based on the closing price of the Company’s common stock on December 31, 2011 of $15.29 per share.

Stephen A. Speidel

(i)	Effective as of January 1, 2009.

(ii)	A severance payment upon termination “without cause” as that term is defined in the agreement, payable upon termination, equal to one times his annual base salary, plus one times the annual cash incentive bonus during the immediately preceding fiscal year, plus a prorated portion of any current quarterly or annual cash incentive bonus, plus benefits continuation until the earlier of (1) 12 months or (2) the day on which he is eligible to receive substantially similar benefits without being required to pay any premium with respect to such benefits.

(iii)	The agreement also provides for non-disclosure by Mr. Speidel of our confidential information and includes covenants by him not to compete with Insight or solicit its employees, suppliers or customers for a period of 12 months following termination of employment.

Mr. Speidel’s employment with the Company ended on September 1, 2011, with Mr. Speidel receiving severance of $565,600, which is equal to one year of base salary ($278,100), one times his annual target cash incentive compensation for 2010 ($172,500) and one times his annual target cash incentive compensation for 2011 ($115,000).

NONQUALIFIED DEFERRED COMPENSATION TABLE

Effective January 1, 2008, the Company established the Insight Enterprises, Inc. Deferred Compensation Plan (“Deferred Compensation Plan”). The Deferred Compensation Plan is a nonqualified deferred compensation plan maintained primarily to provide deferred compensation benefits for “a select group of management or highly compensated employees” as defined by the Employee Retirement Income Security Act of 1974, as amended, and was designed to comply with Section 409A of the Code. The Deferred Compensation Plan permits participants to voluntarily defer receipt of compensation including salary, bonuses and any other cash compensation, up to 90% of base salary and up to 100% for other cash compensation. Participants earn a rate of return on their deferred amounts based on their selection from a variety of independently managed funds. Employees are fully vested in their deferrals, but withdrawals at times other than deferral dates selected by participants are not permitted until retirement, termination of employment, disability or death, except in case of unforeseen emergencies. The Company does not provide a guaranteed rate of return on these deferred amounts, and the rate of return realized depends on the participant’s fund selections and market performance of these funds. The following table provides information regarding voluntary contributions by each named executive officer who participated in our Deferred Compensation Plan during 2011. The table also presents each named executive officer’s earnings, withdrawals and year-end balances in the plan.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Kenneth T. Lamneck	80,882	—	(1,797)	—	94,703

Michael P. Guggemos	66,000	—	268	—	66,268

Stephen A. Speidel (5)	51,750	—	(4,328)	—	158,659

(1)	The amounts reported in this column reflect, on a cash basis, named executive officer contributions during 2011 to the Deferred Compensation Plan. All of these amounts are included in the 2011 salary and non-equity incentive compensation amounts in the Summary Compensation Table.
(2)	The Company does not currently make any matching or discretionary contributions to the Deferred Compensation Plan and incurs immaterial administrative costs to maintain the plan.
(3)	The amounts are deemed investment (losses) returns in 2011 on employee contributions.
(4)	The balances are the balances of the named executive officers’ accounts as of December 31, 2011. All of the salary and non-equity compensation amounts voluntarily deferred by the named executive officers have been included in the salary and non-equity incentive compensation amounts reported for the named executive officers in the Summary Compensation Table.
(5)	Mr. Speidel resigned from the Company effective September 1, 2011. His balance is scheduled to be distributed to him in April 2012.

DIRECTOR COMPENSATION

Mr. Lamneck did not receive any separate compensation for his Board service or activities. In 2011, each non-employee director received $20,000 per quarter for serving on the Board. An additional $2,500 per quarter was paid to the director serving as Chair of a committee. For 2012, each non-employee director will again receive $20,000 per quarter for serving on the Board and $2,500 per quarter for serving as Chair of a committee. For 2011, Mr. Crown, Chair of the Board, was paid a retainer of $110,000 in lieu of standard compensation for directors because of his time commitments to the Company as Chair of the Board. For 2012, the Compensation Committee has recommended to the Board for approval and the Board has approved a $110,000 retainer for Mr. Crown for service as Chair of the Board. We reimburse non-employee directors for their reasonable expenses incurred in connection with service as directors, and non-employee directors may elect to participate at their own cost in the medical and dental benefit programs offered to all teammates.

For 2011, existing non-employee directors received a grant of RSUs with a grant date fair value equal to $70,000, calculated at the closing price of the Company’s shares on the date of its 2011 annual meeting. For 2012, existing non-employee directors will continue to receive a grant of RSUs with a grant date fair value equal to $70,000, calculated at the closing price of the Company’s shares on the date of its annual meeting. Upon joining the Board, new non-employee directors will receive a pro-rata share of the last annual grant of RSUs to the other non-employee directors, based on service before the next regularly scheduled annual meeting date. RSU awards to non-employee directors vest ratably over three years, and awards to non-employee directors made beginning in May 2011 will fully vest upon retirement, resignation or disability, subject to risk of loss if the non-employee director ends service on the Board without proper notice to the Board.

The table below sets forth information concerning compensation of the Company’s directors in 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Richard E. Allen (3)	—	—	—

Timothy A. Crown	110,000	70,000	180,000

Bennett Dorrance	80,000	70,000	150,000

Michael M. Fisher	90,000	70,000	160,000

Larry A. Gunning	80,000	70,000	150,000

Anthony A. Ibargüen	85,000	70,000	155,000

Robertson C. Jones	85,000	70,000	155,000

Kathleen S. Pushor	90,000	70,000	160,000

Robert F. Woods (4)	41,739	70,000	111,739

(1)	These amounts reflect the grant date fair value of the RSU awards granted to our directors. On May 18, 2011, each non-employee director was granted RSUs with a grant date fair value equal to $70,000, calculated at the closing price of the Company’s shares on the date of its 2011 annual meeting ($16.88). These amounts include awards pursuant to the Amended 2007 Omnibus Plan. An estimate of forfeitures is not included in these amounts, nor were any actual forfeitures included in these amounts.

(2)	As of December 31, 2011, the aggregate number of unvested stock awards outstanding for each non-employee director was as follows:

Name	Unvested Stock Awards
Richard E. Allen (3)	—

Timothy A. Crown	9,818

Bennett Dorrance	9,818

Michael M. Fisher	9,818

Larry A. Gunning	9,818

Anthony A. Ibargüen	9,818

Robertson C. Jones	9,818

Kathleen S. Pushor	9,818

Robert F. Woods (4)	—

(3)	Richard E. Allen was appointed to the Board effective January 19, 2012.
(4)	On July 8, 2011, Mr. Woods notified the Chair of the Board that he was resigning from the Board effective immediately due to other professional commitments.

The cost of certain perquisites and other personal benefits are not included because in the aggregate they did not exceed, in the case of any director, $10,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, executive officers, and any persons beneficially owning more than 10% of our common stock are required to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established, and we are required to disclose any known failure to file by these dates. Based upon a review of such reports furnished to us, or written representations that no reports were required, we believe that these filing requirements were satisfied in a timely manner during the year ended December 31, 2011.

RELATED PARTY TRANSACTIONS

Transactions with Related Persons

No director, executive officer or any beneficial owner of more than 5% of our outstanding capital stock had any direct or indirect material interest, in any transaction with us required to be disclosed during 2011 or since the commencement of the 2012 fiscal year.

Related Party Transaction Approval Policy

Our Board of Directors has adopted a written related party transaction policy, which is administered by the Audit Committee. This policy applies to any transaction or series of transactions in which the Company is a participant, the amount involved exceeds or is expected to exceed $120,000 in any calendar year and any related person has a direct or indirect interest. For purposes of the policy, “related persons” consist of directors or executive officers, any stockholder beneficially owning more than 5% of the Company’s common stock or immediate family members of any such persons. Under the policy, the Audit Committee will review all applicable related party transactions for approval, ratification or other action unless the transaction falls within the following list of categories of pre-approved transactions: employment of an executive officer if compensation is otherwise subject to disclosure requirements or approved by the Compensation Committee; director compensation subject to disclosure requirements; in the ordinary course of business, sales to or purchases from another company where a related party is employed or a director if the aggregate amount involved does not exceed the greater of $1 million or 2% of the other company’s total annual revenues (for sales) or $50,000 (for purchases); any charitable contribution, grant or endowment where the related party is employed or a director if the aggregate amount involved does not exceed the lesser of $10,000 or 2% of the charitable organization’s annual receipts; any transaction where the related party’s interest arises solely from the ownership of common stock and all holders of common stock received the same benefit on a pro rata basis; any transaction with a related party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services. In general, the Company is of the view that these transactions with related persons are not significant to investors because they take place under the Company’s standard policies and procedures or are otherwise subject to review. Any related party transaction requiring individual review will only be approved if the Audit Committee determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the Company, or otherwise create a conflict of interest that would be detrimental to the Company.

We also require that each executive officer, director and director nominee complete an annual questionnaire and report all transactions with us in which such persons (or their immediate family members) had or will have a direct or indirect material interest (except for directors’ fees). Management reviews responses to the questionnaires and, if any such transactions are disclosed, they are reviewed by the Audit Committee. The types of transactions that have been reviewed in the past typically include the purchase from, and sale of products and services to, companies for which our directors serve as executive officers or directors, including purchases of marketing services for our use and products for resale to clients and the sale of products, software and services.

CODE OF ETHICS

We have adopted a Code of Ethics that applies to directors and all employees, including our Chief Executive Officer and our senior financial executives. The Code of Ethics may be viewed online on our website at www.insight.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendments to, or waivers from, a provision of our Code of Ethics by posting such information on our website at the location specified above, unless otherwise required by NASDAQ Listing Rules to disclose any such waiver on Form 8-K. To receive a copy, you may also write to our Corporate Secretary at 6820 South Harl Avenue, Tempe, Arizona 85283.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 29, 2012 (except as otherwise indicated) by (i) each person or entity known to us own beneficially more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of the named executive officers and (iv) all directors and executive officers as a group.

	Shares of Common Stock Beneficially Owned (1)
Name	Number of Shares		Percent
FMR LLC	7,006,347	(2)	15.97%

BlackRock, Inc.	3,390,073	(3)	7.73%

Dimensional Fund Advisors LP	3,110,157	(4)	7.09%

The Vanguard Group, Inc.	2,758,929	(5)	6.28%

AllianceBernstein LP	2,533,957	(6)	5.80%

Glynis A. Bryan	276,189	(7)	*

Kenneth T. Lamneck	161,753		*

Timothy A. Crown	120,922		*

Steven R. Andrews	44,478		*

Stuart A. Fenton	32,309		*

Bennett Dorrance	18,256		*

Kathleen S. Pushor	13,729		*

Michael P. Guggemos	13,477		*

Stephen A. Speidel	10,000		*

Larry A. Gunning	8,756		*

Michael M. Fisher	8,709		*

Anthony A. Ibargüen	6,756		*

Robertson C. Jones	5,756		*

Richard E. Allen	—		*

All directors and executive officers as a group (17 persons)	739,803	(7)	1.67%

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. In accordance with SEC rules, a person is deemed to own beneficially any shares that such person has the right to acquire within 60 days of the date of determination of beneficial ownership. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, to our knowledge the persons or entities named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Share data based on information in an amendment to a Schedule 13G filed on February 14, 2012 with the SEC by FMR LLC and Edward C. Johnson 3d. As of December 31, 2011, the Schedule 13G indicates that each of FMR LLC and Edward C. Johnson 3d had sole voting power with respect to 464,487 shares and sole dispositive power with respect to 7,006,347 shares. The address of each of FMR LLC and Edward C. Johnson 3d is 82 Devonshire Street, Boston, MA 02109.
(3)

Share data based on information in an amendment to a Schedule 13G filed on February 13, 2012 with the SEC by BlackRock, Inc. As of December 30, 2011, the Schedule 13G indicates that BlackRock, Inc. had sole voting power with respect to 3,390,073 shares and sole dispositive power with respect to 3,390,073 shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(4)	Share data based on information in an amendment to a Schedule 13G filed on February 14, 2012 with the SEC by Dimensional Fund Advisors LP. As of December 31, 2011, the Schedule 13G indicates that Dimensional Fund Advisors LP had sole voting power with respect to 3,028,286 shares and sole dispositive power with respect to 3,110,157 shares. The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.
(5)	Share data based on information in an amendment to a Schedule 13G filed on February 8, 2012 with the SEC by The Vanguard Group, Inc. As of December 31, 2011, the Schedule 13G indicates that The Vanguard Group, Inc. had sole voting power with respect to 68,611 shares and sole dispositive power with respect to 2,690,318 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.
(6)	Share data based on information in an amendment to a Schedule 13G filed on February 13, 2012 with the SEC by AllianceBernstein LP. As of December 31, 2011, the Schedule 13G indicates that AllianceBernstein LP had sole voting power with respect to 2,107,772 shares and sole dispositive power with respect to 2,533,957 shares. The address of AllianceBernstein LP is 1345 Avenue of the Americas, New York, NY 10105.
(7)	Includes 150,000 shares subject to options exercisable within 60 days of February 29, 2012.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires us to obtain an advisory vote (non-binding) from our stockholders on the compensation of our named executive officers as disclosed in this proxy statement, which is often referred to as a “say-on-pay” proposal. At the 2011 annual meeting of stockholders held on May 18, 2011, the Board of Directors recommended an annual vote on the compensation of our named executive officers (“say-on-pay”), and the stockholders voted for holding future advisory say-on-pay votes every year. Based on the voting results, the Board affirmed its recommendation and elected to hold future advisory say-on-pay votes on an annual basis.

As described in the CD&A section of this proxy statement, our executive compensation philosophy is to offer competitive base salaries and emphasize cash and equity-based incentive compensation that encourage extraordinary effort on behalf of the Company. The objective of our executive compensation plans is to reward the achievement of specific financial, strategic and tactical goals by the Company and the individual executive that aligns the interests of management with the interests of our stockholders.

We are asking that our stockholders indicate their support of our executive compensation for our named executive officers as described in this proxy statement. While this advisory vote on our executive compensation is non-binding, our Board and the Compensation Committee will review the outcome of this vote and take the vote into consideration when reviewing our compensation policies and procedures. This vote is not intended to address specific items of compensation, but rather the overall compensation of our named executive officers and our executive compensation policies and procedures as described in this proxy statement. Stockholders who want to communicate with our Board of Directors should refer to “Corporate Governance – The Board and Its Committees” in this proxy statement for additional information.

Stockholders will be given the opportunity to vote on the following advisory resolution:

RESOLVED, that the stockholders of Insight Enterprises, Inc. hereby approve the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and compensation tables and accompanying narrative disclosures set forth in this proxy statement.

Vote Required

The affirmative vote of the holders of a majority of the voting power of the shares entitled to vote on the proposal, present in person or represented by proxy at the annual meeting, is required for the advisory approval of Proposal No. 2. Abstentions will have the same effect as a vote cast against Proposal No. 2, and broker non-votes shall not be treated as votes cast and will have no effect on Proposal No. 2. The advisory vote is non-binding; however, our Board and Compensation Committee will review the results of the vote and take the results into account in making future determinations about executive compensation.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

THE APPROVAL OF OUR NAMED EXECUTIVE OFFICER COMPENSATION AS

DESCRIBED IN THIS PROXY STATEMENT

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY

COMPENSATION PLANS

The following table gives information with respect to our existing equity compensation plans as of December 31, 2011:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	200,000	(1)	$17.77	4,679,468	(2)

Equity compensation plans not approved by security holders	—			—

Total	200,000		$17.77	4,679,468

(1)	Consists of options that are outstanding under our Amended 2007 Omnibus Plan.
(2)	Shares of common stock remaining available for issuance under the Amended 2007 Omnibus Plan.

On October 1, 2007, the Company’s Board of Directors approved the 2007 Omnibus Plan, and the 2007 Omnibus Plan became effective when it was approved by Insight’s stockholders at the annual meeting on November 12, 2007. On May 18, 2011, Insight’s stockholders approved the Company’s Amended 2007 Omnibus Plan to increase the number of shares of common stock authorized to be issued thereunder by 3,000,000 shares to a total of 7,250,000 shares. The Amended 2007 Omnibus Plan is administered by the Compensation Committee of the Company’s Board of Directors. Except as provided below, the Compensation Committee has the exclusive authority to administer the Amended 2007 Omnibus Plan, including the power to determine eligibility, the types of awards to be granted, the price and the timing of awards. Under the Amended 2007 Omnibus Plan, the Compensation Committee may delegate some of its authority to our Chief Executive Officer to grant awards to individuals other than non-employee directors or individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act. Teammates, officers and members of the Board of Directors are eligible for awards under the Amended 2007 Omnibus Plan, and consultants and independent contractors are also eligible if they provide bona fide services to the Company that are not related to capital raising or promoting or maintaining a market for Insight’s stock. The Amended 2007 Omnibus Plan allows for awards of options, stock appreciation rights, restricted stock, RSUs, performance awards as well as grants of cash awards. As of December 31, 2011, of the 7,250,000 shares of stock reserved for awards issued under the Amended 2007 Omnibus Plan, 4,679,468 shares of stock were available for grant.

AUDIT COMMITTEE REPORT

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal control and audit functions. The Company’s management is responsible for the preparation, presentation and integrity of our consolidated financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).

Among other matters, the Audit Committee monitors the activities and performance of the Company’s internal auditors and KPMG, including the audit scope, auditor independence matters and the extent to which KPMG may be retained to perform non-audit services. The Audit Committee has the ultimate authority and responsibility to select, evaluate, and when appropriate, replace the independent registered public accounting firm. The Audit Committee also reviews the results of the internal auditors and KPMG’s work with regard to the adequacy and appropriateness of the Company’s financial, accounting and internal controls, including obtaining progress reports throughout the year on the Company’s compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee engaged in regular discussions with the Vice President of Internal Audit and KPMG without the presence of members of management during 2011. Management and KPMG presentations to, and discussions with, the Audit Committee also covered various topics and events that have significant financial impact on the Company or were the subject of discussions between management and KPMG. In this context, the Audit Committee met 10 times during 2011. As needed during such meetings, the Audit Committee held executive sessions with the Chief Financial Officer, the Corporate Controller and Principal Accounting Officer, the Vice President of Internal Audit and KPMG.

Management has reviewed and discussed the Company’s audited consolidated financial statements with the Audit Committee including a discussion of the quality, not just the acceptability, of the relevant accounting principles, the reasonableness of significant judgments made in connection with critical accounting estimates and the accuracy and clarity of disclosures in the consolidated financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations that the audited consolidated financial statements of the Company have been prepared in conformity with United States generally accepted accounting principles.

The Audit Committee discussed with KPMG the matters required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, “Communication with Audit Committees” and Rule 2-07 of Regulation S-X, “Communication with Audit Committees.” KPMG also provided to the Audit Committee a letter with the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding independence, and the Audit Committee has discussed with KPMG its independence.

Based on the Audit Committee’s discussions with management and KPMG and its review of the representations of management and the reports of KPMG to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Insight’s annual report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

AUDIT COMMITTEE:

Michael M. Fisher, Chair

Richard E. Allen                           Robertson C. Jones

Larry A. Gunning                         Kathleen S. Pushor

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any such filings.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG served as our independent registered public accounting firm for the year ended December 31, 2011 and has served in that capacity since being appointed in 1988. The Audit Committee has reappointed KPMG as our independent auditor for the year ending December 31, 2012. Pursuant to its charter, the Audit Committee has sole authority to retain (subject to ratification by stockholders) and terminate the Company’s independent registered public accounting firm.

Fees and Independence

Audit Fees. KPMG billed us an aggregate of $1,936,000 and $1,954,000 for professional services rendered for the audit of our consolidated financial statements, reviews of our consolidated financial statements included in our quarterly reports on Form 10-Q and statutory audits for foreign subsidiaries for the years ended December 31, 2011 and 2010, respectively.

Audit-Related Fees. Audit-related fees billed by KPMG for the years ended December 31, 2011 and 2010 were $116,000 and $102,000, respectively, and primarily included examinations associated with the Company’s Service Organization Controls reporting.

Tax Fees. Tax fees billed by KPMG for the years ended December 31, 2011 and 2010 were $176,000 and $143,000, respectively, and included fees for services relating to tax compliance and tax planning and advice, including assistance with tax audits.

All Other Fees. There were no other fees paid to KPMG for the years ended December 31, 2011 and 2010.

The Audit Committee has determined that the provision of services by KPMG described in the preceding paragraphs is compatible with maintaining KPMG’s independence. All permissible non-audit services provided by KPMG in 2011 were pre-approved by the Audit Committee. In addition, no audit engagement hours were spent by people other than KPMG’s employees, KPMG member firms located outside the United States and other third-party service providers operating under KPMG’s supervision.

The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by KPMG. For each non-audit service, as defined in the policy, performed by KPMG, an engagement letter confirming the scope and terms of the work to be performed is obtained by management. The terms of the engagement are summarized by management and submitted to the Audit Committee for pre-approval. Any modification to an executed engagement letter must also be pre-approved by the Audit Committee. As permitted by Section 10A(i)(3) of the Exchange Act, the Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for all engagements under $100,000. The Chair of the Audit Committee must report any pre-approval decisions to the Audit Committee for ratification at its next regular quarterly meeting. Pursuant to Section 202 of the Sarbanes-Oxley Act of 2002, our Audit Committee has approved all auditing and non-audit services performed to date and currently planned to be provided related to the fiscal year 2011 by our independent registered public accounting firm, KPMG. The services include the annual audit, quarterly reviews, statutory audits for foreign subsidiaries, issuances of consents related to SEC filings and certain tax compliance services.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF KPMG

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has retained KPMG as our independent registered public accounting firm for the year ending December 31, 2012, and we are asking stockholders to ratify that appointment. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of KPMG to our stockholders as a matter of good corporate practice. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment but will not necessarily select another firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

We expect that representatives of KPMG will attend the annual meeting, have an opportunity to make a statement and be available to answer questions.

Vote Required

The affirmative vote of the holders of a majority of the voting power of the shares entitled to vote on the proposal, present in person or represented by proxy at the annual meeting, is required for the advisory approval of Proposal No. 3. Abstentions will have the same effect as a vote cast against Proposal No. 3.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE YEAR ENDING DECEMBER 31, 2012

STOCKHOLDER PROPOSALS

If any stockholder would like to make a proposal at our 2013 annual meeting pursuant to Rule 14a-8 of the Exchange Act, we must receive it no later than December 12, 2012 in order that it may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

Stockholders may propose director candidates for consideration by sending the name of any recommended candidate, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating stockholder’s ownership of our common stock to our Corporate Secretary at 6820 South Harl Avenue, Tempe, Arizona 85283.

If any stockholder intends to present a proposal at the 2013 annual meeting of stockholders without inclusion of such proposal in our proxy materials, we must receive notice of such proposal no earlier than February 15, 2013 and no later than March 17, 2013. Any notice received prior to February 15, 2013 or after March 17, 2013 is untimely. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Proposals should be addressed to our Corporate Secretary at 6820 South Harl Avenue, Tempe, Arizona 85283.

OTHER MATTERS

We know of no other matters to be brought before the annual meeting. If any other matter properly comes before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares represented by the proxies as the Board may recommend.

FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made in the Compensation Discussion and Analysis section of this proxy statement regarding the benefits and anticipated results of our compensation programs and the Compensation Committee’s plans and intentions relating thereto. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned under the heading “Risk Factors” in our annual report on Form 10-K (accompanying this report), and in the periodic reports that we file with the SEC on Form 10-Q and Form 8-K.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 16, 2012

The proxy materials for the Company’s annual meeting of stockholders, including the 2011 annual report on Form 10-K and this proxy statement, are available over the Internet by accessing the Company’s website at www.insight.com. Other information on the Company’s website does not constitute part of the Company’s proxy materials.

Insight
Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

COMPANY #

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.eproxy.com/nsit
Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 15, 2012.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

1. Election of three Class III Directors:
01 Timothy A. Crown
02 Anthony A. Ibargüen
03 Kathleen S. Pushor

☐ Vote FOR all nominees (except as marked) ☐ Vote AGAINST all nominees

Address Change? Mark box, sign, and indicate changes below: ☐

Date ____________________

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Shareowner Servic es P.O. Box 64945 St. Paul, MN 55164-0945 COMPANY # Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or In ternet vote authorizes the named proxies to vote your shares in the same manner as you marked, signed and returned your proxy card. ?INTERNET/MOBILE – www.epro xy.com/nsit Use th e In ternet to vote your proxy until 12:00 p.m. (C T) on May 15, 2012. ?PHONE – 1-800-560-1965 Use a touch-to ne telephone to vote your proxy until 12:00 p.m. (C T) on May 15, 2012. ??MAIL – Mark, sign and date your proxy card and re turn it in th e postage-paid envelope pro vided. If you vote your proxy by Internet or by Telephone, do NOT need to mail back your Proxy Card. TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL IT EMS BELOW, SIM PLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors Recommends a Vote FOR Items 1, 2 and 3. 1. Election of th ree 01 Timothy A. Crown ??Vote FOR ??Vote AGAINST Class III Directors: 02 Anthony A. Ibargüen all nominees all nominees 03 Kathleen S. Pushor (e xcept as marked) (Instructions: To vote against any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. Advisory vote (non-binding) to approve named executive officer compensation ??For ??Against ??Abstain 3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012 ??For ??Against ??Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Date _____________________________________ Address Change? Mark box, sign, andi ndicate changes below: ? Signatu re(s ) in Box Please sign exactly as your name(s) appears on Proxy. If held in joi nt tenancy, all persons should sign. Trustees, administr ators, etc. , should include title and auth ori ty. Corporati ons shou ld provide fu ll name of corporation and titl e of auth orized officer signing th e Proxy.

INSIGHT ENTERPRISES, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 16, 2012

11:00 a.m. M.S.T.

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 16, 2012.

By signing the proxy, you revoke all prior proxies and appoint KENNETH T. LAMNECK and STEVEN R. ANDREWS, individually and together, and with full power of substitution, to vote your shares of common stock of Insight Enterprises, Inc. on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements of the meeting.

See reverse for voting instructions.

INSIGHT ENTERPRISES, IN C. ANNUAL MEETING OF STOCKHOLDERS Wednesday, May 16, 2012 11:00a .m. M.S.T. Insig ht Clie nt Support Center 910 West Carver Road Tempe, AZ 85284 In sig ht Enterpris es, Inc. 910 West Carver Road Tempe, AZ 85284 proxy This proxy is solic it ed by theB oard of Directors foru se at the Annual Meeting on May 16, 2012. The shares of stock you hold in your account will be voted as you specif y on the reverse side. If no choice is specified, the proxy wil l be voted “FOR” Items 1, 2 and 3. By signing thep roxy, you revoke al p rior proxies and appoint KENNETH T. LAMNECK and STEVEN R. ANDREWS, in dividual y and together, and wit h full power of substitution, to vote your shares of common stock of Insight Enterprises, In c. on the matters shown on the reverse side and any other matters which may come before the Annual Meetin g and all adjo urnments or postponements of th em eeting. Seer everse for votingi nstructi ons.